                                                                 EXHIBIT 4.07(a)

                   THIRD AMENDED AND RESTATED CREDIT AGREEMENT

                            dated as of July 21, 1995

                                      among


                                LDI CORPORATION,
                                as the Borrower,

                                       and

                          CERTAIN LENDING INSTITUTIONS,
                                 as the Lenders,

                                       and

                  NATIONAL CITY BANK and SOCIETY NATIONAL BANK
                        as the Co-Agents for the Lenders

                                TABLE OF CONTENTS

Section                                                                                                          Page
-------                                                                                                          ----
                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

1.1            Defined Terms....................................................................................   2
1.2            Use of Defined Terms.............................................................................  26
1.3            Cross-References.................................................................................  26
1.4            Accounting and Financial Determinations..........................................................  26

                                   ARTICLE II

                           AMOUNT AND TERMS OF CREDIT

2.1            Revolving Loans..................................................................................  27
2.2            Term Loans ......................................................................................  28
2.3            Notice of Borrowing..............................................................................  28
2.4            Interest ........................................................................................  28
2.5            Notes ...........................................................................................  29
2.6            Voluntary Reduction of Revolving Commitments.....................................................  29
2.7            Mandatory Reduction in Revolving Commitments and Term Loans......................................  30
2.8            Repayment and Prepayment.........................................................................  32

                                   ARTICLE III

                                      FEES

3.1            Participant Fee..................................................................................  34
3.2            Agent Fees ......................................................................................  34
3.3            Development Fee..................................................................................  35

                                   ARTICLE IV

                            CERTAIN OTHER PROVISIONS

4.1            Increased Capital Costs..........................................................................  37
4.2            Taxes ...........................................................................................  37
4.3            Payments, Computations, Etc. ....................................................................  38
4.4            Sharing of Payments..............................................................................  39
4.5            Setoff ..........................................................................................  40
4.6            Use of Proceeds..................................................................................  40

                                    ARTICLE V

                           CONDITIONS TO EFFECTIVENESS

5.1            Conditions to Effectiveness......................................................................  40

5.2            All Borrowings...................................................................................  45

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

6.1            Organization, etc................................................................................  46
6.2            Due Authorization, Non-Contravention, etc........................................................  46
6.3            Governmental Approval, Regulation, etc...........................................................  46
6.4            Validity, etc....................................................................................  47
6.5            Financial Information............................................................................  47
6.6            No Material Adverse Change.......................................................................  47
6.7            Litigation, Labor Controversies, etc.............................................................  47
6.8            Subsidiaries ....................................................................................  48
6.9            Ownership of Properties..........................................................................  48
6.10           Taxes ...........................................................................................  48
6.11           Pension and Welfare Plans........................................................................  48
6.12           Environmental Warranty...........................................................................  48
6.13           Regulations G, U and X...........................................................................  49
6.14           Investment Company Act; Public Utility Holding
                      Company Act...............................................................................  49
6.15           Solvency.........................................................................................  49
6.16           No Default.......................................................................................  49
6.17           Adverse Contracts................................................................................  50
6.18           Full Disclosure..................................................................................  50
6.19           Leases of Aircraft...............................................................................  50

                                   ARTICLE VII

                                    COVENANTS

7.1            Affirmative Covenants............................................................................  50
7.1.1          Financial Information, Reports, Notices, Etc.....................................................  50
7.1.2          Compliance with Laws, etc........................................................................  54
7.1.3          Maintenance of Properties........................................................................  54
7.1.4          Insurance........................................................................................  54
7.1.5          Books and Records; Visitation....................................................................  54
7.1.6          Environmental Covenant...........................................................................  55
7.1.7          Payment..........................................................................................  56
7.1.8          Payment of Taxes and Claims......................................................................  56
7.1.9          Retirement Plans.................................................................................  57
7.1.10         Deficiency.......................................................................................  57
7.1.11         Casualty Loss....................................................................................  57
7.1.12         Key Man Life Insurance...........................................................................  57
7.2            Negative Covenants...............................................................................  57
7.2.1          Business Activities..............................................................................  57
7.2.2          Indebtedness.....................................................................................  58
7.2.3          Liens............................................................................................  59
7.2.4          Financial Condition..............................................................................  60
7.2.5          Investments......................................................................................  60
7.2.6          Restricted Payments, etc.........................................................................  61
7.2.7          Consolidation, Merger, etc. .....................................................................  61
7.2.8          Asset Dispositions, etc. ........................................................................  61
7.2.9          Transactions with Affiliates.....................................................................  61

7.2.10         Subordination of Claims..........................................................................  61
7.2.11         Credit Rating System.............................................................................  62
7.2.12         Securitized Non-Recourse Debt Pools..............................................................  62
7.2.13         Severance Payments...............................................................................  62
7.2.14         Amendments to Subordinated Debt..................................................................  62

                                  ARTICLE VIII

                                EVENTS OF DEFAULT

8.1            Listing of Events of Default.....................................................................  63
8.1.1          Non-Payment of Obligations.......................................................................  63
8.1.2          Breach of Warranty...............................................................................  63
8.1.3          Non-Performance of Certain Covenants and Obligations.............................................  63
8.1.4          Non-Performance of Other Covenants and Obligations...............................................  63
8.1.5          Default on Other Indebtedness....................................................................  64
8.1.6          Judgments........................................................................................  64
8.1.7          Pension Plans....................................................................................  64
8.1.8          Bankruptcy, Insolvency, etc., of Borrower........................................................  64
8.1.9          Bankruptcy, Insolvency, etc., of Borrower's
                      Subsidiaries..............................................................................  65
8.1.10         Material Adverse Change..........................................................................  65
8.1.11         Default Under Picker Joint Venture Financing.....................................................  65
8.1.12         Independent Directors............................................................................  66
8.1.13         CXC Financing Arrangement........................................................................  66
8.2            Action if Bankruptcy of Borrower.................................................................  66
8.3            Action if Other Event of Default.................................................................  67

                                   ARTICLE IX

                                  THE CO-AGENTS

9.1            Actions..........................................................................................  67
9.2            Funding Reliance, etc............................................................................  68
9.3            Exculpation......................................................................................  69
9.4            Successors.......................................................................................  69
9.5            Loans by Agent Lenders...........................................................................  70
9.6            Credit Decisions.................................................................................  70
9.7            Copies, etc......................................................................................  71
9.8            Note Holders.....................................................................................  71
9.9            Knowledge of Default.............................................................................  71
9.10           Action by Agent..................................................................................  71
9.11           Notices, Default, Etc............................................................................  72

                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

10.1           Waivers, Amendments, etc.........................................................................  72
10.2           Notices..........................................................................................  73
10.3           Payment of Costs and Expenses....................................................................  73
10.4           Indemnification..................................................................................  74
10.5           Survival.........................................................................................  75
10.6           Severability ....................................................................................  75

10.7           Headings.........................................................................................  75
10.8           Execution in Counterparts........................................................................  75
10.9           Governing Law; Entire Agreement..................................................................  75
10.10          Successors and Assigns...........................................................................  76
10.11          Sale and Transfer of Loans and Note; Participation
                      in Loans and Note.........................................................................  76
10.11.1        Assignments......................................................................................  77
10.11.2        Participations...................................................................................  78
10.12          Other Transactions...............................................................................  79
10.13          Further Assurances...............................................................................  79
10.14          WAIVER OF JURY TRIAL.............................................................................  79
10.15          Release..........................................................................................  79

ANNEX A     -  COMMITMENTS
ANNEX B     -  [INTENTIONALLY OMITTED]
ANNEX C     -  CERTAIN FINANCIAL REPORTS AND OTHER INFORMATION
ANNEX D     -  EXISTING LOANS
ANNEX E     -  BORROWING BASE RATIOS
ANNEX F     -  EARNINGS BEFORE TAXES
ANNEX G     -  BORROWING BASE AUDIT AGREED UPON PROCEDURES
EXHIBIT A-1 -  Form of Revolving Note
EXHIBIT A-2 -  Form of Term Note
EXHIBIT B-1 - Form of Senior Borrower Security Agreement EXHIBIT B-2 - Form of Subsidiary Security Agreement
EXHIBIT B-3 -  Form of Subordinated Borrower Security Agreement
EXHIBIT C   -  Form of Borrowing Base Certificate
EXHIBIT D   -  Form of Lender Assignment Agreement
EXHIBIT E   -  Litigation
EXHIBIT F   -  Subsidiaries
EXHIBIT G   -  Existing Indebtedness
EXHIBIT H   -  Existing Investments
EXHIBIT I   -  Form of Intercreditor Agreement
EXHIBIT J   -  Existing Subordinated Claims
EXHIBIT K   -  Form of Collateral Assignment of Life Insurance
               Policy
EXHIBIT L-1 -  Form of Open-End Mortgage (Leasehold), Security
               Agreement and Collateral Assignment
EXHIBIT L-2 -  [INTENTIONALLY OMITTED]
EXHIBIT L-3 -  Form of Assignment of Leases and Rentals
EXHIBIT M   -  [INTENTIONALLY OMITTED]
EXHIBIT N   -  Form of Severance Payment Subordination Agreement
EXHIBIT O   -  Form of Subsidiary Guaranty

                   THIRD AMENDED AND RESTATED CREDIT AGREEMENT

                  THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of July 21, 1995, among LDI CORPORATION, a Delaware corporation (the "Borrower"), the various financial institutions as are or may become parties hereto (collectively, the "Lenders") and NATIONAL CITY BANK ("NCB") and SOCIETY NATIONAL BANK ("Society"), as Co-Agents for the Lenders,

                              W I T N E S S E T H:

                  WHEREAS, the Borrower is primarily engaged in the business of leasing, selling, maintaining, financing and providing technical and business services related to data processing, communications, computer and other capital equipment; and

                  WHEREAS, the Borrower, various financial institutions (the "Existing Banks"), and NCB, Society and Bank of America Illinois (successor in interest to Continental Bank N.A.), as co-agents for the Existing Banks, entered into a Second Amended and Restated Credit Agreement, dated as of July 29, 1994, as heretofore amended (the "Existing NCB Credit Agreement"), pursuant to which the Existing Banks made certain financial accommodations to Borrower; and

                  WHEREAS, the Borrower and various financial institutions ("Existing Insurance Company Lenders") (the Existing Banks and the Existing Insurance Company Lenders are sometimes collectively referred to as the "Existing Lenders") are parties to a Note Purchase Agreement, dated as of August 1, 1989, as heretofore amended (the "Existing Note Purchase Agreement") (the Existing NCB Credit Agreement and the Existing Note Purchase Agreement are sometimes collectively referred to as the "Existing Loan Agreements"), pursuant to which the Existing Insurance Company Lenders made certain financial accommodations to the Borrower; and

                  WHEREAS, the Borrower has requested the Co-Agents and the Lenders to amend and restate each of the Existing Loan Agreements in their entirety to provide for certain matters as herein provided; and

                  WHEREAS, the Borrower desires to use the proceeds of the Loans from time to time and after the Effective Date (as hereinafter defined) for its working capital and general corporate purposes; and

                  WHEREAS, the Co-Agents and the Lenders are willing, but only on the terms and subject to the conditions hereinafter set forth, to amend and restate the Existing Loan Agreements so as to accomplish the foregoing and, in connection therewith, the Existing Lenders have agreed to continue their loans outstanding under the Existing Loan Agreements, and make new Loans hereunder, all in accordance with their Percentages (as hereinafter defined);

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto hereby agree that, from and after the Effective Date, the Existing Loan Agreements (including all Annexes, Schedules and Exhibits thereto) be, and the same hereby are, amended and restated in their entirety to read as set forth above and as follows:

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

                  SECTION 1.1 Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

                  "Accrual Date" is defined in Section 3.2.

                  "Accrual Portion Payment Date" is defined in Section 3.3.

                  "Administrative Agent" means NCB. Such term also includes each other Person as shall have subsequently been appointed as successor Administrative Agent pursuant to Section 9.4.

                  "Affiliate" of any Person means (a) any Person who or which is a director, manager, managing general partner or officer of such Person, or (b) any other Person who or which, directly or indirectly, either individually or together with members of his or her immediate family (as defined in Item 404 of Regulation S-K ("Item 404") promulgated pursuant to the Securities Act of 1933, as amended), beneficially owns five percent (5%) or more of the voting stock of, or partnership interests, membership interests or other similar equity interests in, such Person, or (c) any member of the immediate family (as defined in Item
404), of such Person or of any Person described in clause (a) or (b) above, or
(d) any other Person in which any Person described in clause (a), (b) or (c) above owns, directly or indirectly, a five percent (5%) or greater equity interest. Without limiting the foregoing, for purposes of this Agreement, (u) Kendall, (v) Kennedy, (w)

Cutter, (x) each member of the immediate family (as defined in Item 404) of Kendall, Kennedy or Cutter, (y) each Person as to which Kendall, Kennedy, Cutter or any member of the immediate family (as defined in Item 404) of Kendall, Kennedy or Cutter is a director, manager, managing general partner, officer or employee, and (z) each Person in which Kendall, Kennedy, Cutter or any member of the immediate family (as defined in Item 404) of Kendall, Kennedy or Cutter owns, directly or indirectly, a five percent (5%) or greater equity interest, shall at all times be deemed to be an Affiliate of the Borrower.

                  "Agreement" means, on any date, this Third Amended and Restated Credit Agreement as originally in effect and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

                  "Assignee Lender" is defined in Section 10.11.1.

                  "Authorized Officer" means, relative to any Obligor, those of the following of its officers whose signatures and incumbency shall have been certified by the Obligor to the Administrative Agent and the Lenders as of the date hereof: its Chief Executive Officer, President, Chief Financial Officer and Treasurer.

                  "Availability Deficiency" means the occurrence, as at any time, of a condition in which (a) the then aggregate outstanding principal amount of all Revolving Loans exceeds (b) the then total Revolving Commitments of the Lenders.

                  "Borrower" is defined in the introductory paragraph.

                  "Borrower Security Agreements" means, collectively, the Senior Borrower Security Agreement and the Subordinated Borrower Security Agreement.

                  "Borrowing" means the Revolving Loans made by all Lenders on the same Business Day and pursuant to the request of the Borrower in accordance with Section 2.3.

                  "Borrowing Base Amount" means, as at any time, an amount equal to the difference of (a) the then Total Borrowing Base Assets, minus (b) the then Total Borrowing Base Liabilities.

                  "Borrowing Base Certificate" means a borrowing base certificate substantially in the form of Exhibit C hereto.

                  "Borrowing Base Deficiency" means the occurrence, as at any time during the applicable period set forth on Annex E attached hereto, of a condition in which the ratio of (a) the then Total Borrowing Base Assets to (b) the then Total Borrowing Base Liabilities, is less than the ratio set forth on Annex E attached hereto for such period.

                  "Business Day" means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in Cleveland, Ohio.

                  "Capital Lease" means any arrangement for the leasing of personal property (including, but not limited to, any Lease) which, in accordance with GAAP, is or should be accounted for as a capital lease.

                  "Capital Lease Liabilities" means the aggregate amount of all monetary obligations of the Borrower or any of its Subsidiaries under Capital Leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

                  "Cash Collateral and Account Maintenance Agreement" has the meaning given to such term in each of the Borrower Security Agreements.

                  "Cash Equivalent Investment" means, at any time:

                  (a) any evidence of indebtedness, maturing not more than ninety (90) days after such time, issued or guaranteed by the United States government;

                  (b) commercial paper, maturing not more than ninety (90) days from the date of issuance (or longer term investments with an annually recurring unconditional put right) issued by a corporation (other than an Affiliate of the Borrower) organized under the laws of any state of the United States or of the District of Columbia and rated in one of the two highest categories by Standard & Poor's Corporation or by Moody's Investors Services, Inc.;

                  (c) any certificate of deposit or banker's acceptance, maturing not more than ninety (90) days after such time, issued by a commercial banking institution that is a member of the Federal Reserve System and which has a combined capital and surplus and undivided profits of not less than One Hundred Million Dollars ($100,000,000); or

                  (d) any repurchase agreement entered into with any commercial banking institution of the stature referred to in clause (c),

                           (i) secured by a fully perfected security interest in
                  any obligation of the type described in any of clauses (a) through (c); and

                           (ii) having a market value at the time such
                  repurchase agreement is entered into of not less than one hundred percent (100%) of the repurchase obligation of such commercial banking institution thereunder.

                  "Casualty Loss" means any of the following events with respect to any item of Collateral or other property of the Borrower on which the Collateral Agent and the Lenders now or hereafter may have Liens: (i) the actual total loss of the item or such loss as shall render repair of the item uneconomical, (ii) the item shall become lost, stolen, destroyed, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever, or (iii) the condemnation or taking, by exercise of the power of eminent domain or otherwise, of such item or confiscation of such item, or of so much of any such item as to render impractical or unreasonable the use of such item for substantially the same purposes for which such item was used immediately prior to such condemnation, taking or confiscation.

                  "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

                  "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List.

                  "Co-Agents" means, collectively, NCB and Society and "Co-Agent" means either of them. Such term also includes each other Person as shall have subsequently been appointed as successor Co-Agent pursuant to Section 9.4.

                  "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

                  "Collateral" has the meaning given to such term in each of the Security Agreements.

                  "Collateral Agent" means Society, or such other Person as shall have been appointed as successor Collateral Agent, acting in its capacity as collateral agent under each of the Security Agreements.

                  "Collateral Assignment of Life Insurance Policy" is defined in
Section 7.1.12.

                  "Commitment Period" means, with respect to any Lender, the period from the Effective Date to the date set forth opposite such Lender's name under the column headed "Commitment Period Expiration Date" on Annex A hereto, or such other date as may from time to time be agreed upon by the Borrower and such Lender and reflected in appropriate amendments to Annex A executed by the Borrower, the Required Lenders and such Lender.

                  "Commitments" means, collectively, the Revolving Commitments and the Term Loan Commitments.

                  "Contingent Liability" means any agreement, undertaking, arrangement, condition or circumstance by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise invest in, a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligations or liabilities of any kind or the indebtedness, obligations or any other liabilities of any Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the indebtedness, or obligation or other liability guaranteed thereby.

                  "Controlled Group" means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

                  "Cumulative Mandatory Reduction Amount" is defined in Section 2.7(a).

                  "Cumulative Net Disposition Proceeds" is defined in Section 2.7(a).

                  "Cutter" means Thomas A. Cutter.

                  "CXC Financing Arrangement" means the financing arrangement provided by CXC Incorporated to LDI Lease Receivables Funding Corp. pursuant to the terms of that certain Lease Receivables Transfer Agreement, dated as of October 7, 1994, among LDI Lease Receivables Funding Corp., CXC Incorporated and Citicorp North America, as amended prior to the Effective Date, and as may be further amended from time to time with the prior written consent of the Required Lenders or as permitted pursuant to the terms of the CXC Intercreditor Agreement.

                  "CXC Intercreditor Agreement" means that certain Intercreditor Agreement, dated as of July 29, 1994, by and among the Borrower, Citicorp North America, Inc. and Continental Bank (now known as Bank of America Illinois) as predecessor collateral agent to Society.

                  "Debt" means the total liabilities of the Borrower and its Subsidiaries as reflected on the consolidated financial statements of the Borrower.

                  "Default" means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

                  "Deficiency" means either an Availability Deficiency or a Borrowing Base Deficiency, or both.

                  "Development Fee" is defined in Section 3.3.

                  "Development Fee Cash Portion" is defined in Section 3.3.

                  "Development Fee Maximum Amount" is defined in Section 3.3.

                  "Dollar" and the sign "$" mean lawful money of the United States.

                  "Effective Date" is defined in Section 5.1.

                  "Eligibility Ratio" means, with respect to any Person, the ratio of (i) the aggregate amount of such Person's Excluded Receivables to (ii) the aggregate amount of all Receivables (including Excluded Receivables) arising under Leases and Subsidiary Leases to which such Person is a party. For purposes of this definition of "Eligibility Ratio", the term "Receivable" shall include all Lease Receivables and all Receivables arising under Leases which have been transferred by the Borrower to another Person in connection with any "lease pooling arrangement" as well as under all other Leases.

                  "Eligible Capital Lease Residual Value" means, as at any time, the amount set forth on the books and records of the Borrower at such time as the residual value (net of unearned residual income) of equipment (i) located in the United States or Canada, and (ii) which is the subject of a Capital Lease between the Borrower, as lessor, and any Person located in the United States or Canada, as lessee. In addition, "Eligible Capital Lease Residual Value" means, as at any time, the amount set forth on the books and records of the Borrower at such time as the residual value (net of unearned residual income) of equipment located in Mexico, but only if (i) such equipment is the subject of a Capital Lease between the Borrower, as lessor, and any Person located in Mexico, as lessee, (ii) such Capital Lease is rated one (1) or two (2) under the Borrower's credit rating system as in effect on January 31, 1994, (iii) such Capital Lease is not then being held in the "holding tank," (iv) a Person (a) which has its principal operations and chief executive office located in the United States and
(b) whose Leases would otherwise
be rated one (1) or two (2) under the Borrower's credit rating system as in effect on January 31, 1994, either (y) has guaranteed the lessee's obligations under such Capital Lease pursuant to terms acceptable to the Co-Agents, in their sole discretion, or (z) is a co-lessee under such Capital Lease, (v) the Collateral Agent, the Co-Agents, the Administrative Agent and the Lenders shall have a perfected first priority Lien on such equipment (both during the term and after the termination of such Capital Lease), and (vi) such Capital Lease contains an obligation on the part of the lessee to return the equipment to a site located in the United States upon the termination of such Capital Lease. Notwithstanding the foregoing, the Co-Agents may at any time deem any such Eligible Capital Lease Residual Value with respect to any equipment under any such Capital Lease to be ineligible, in their sole discretion, based on such credit and/or collateral considerations as they deem appropriate.

                  "Eligible Committed Inventory" means, as at any date, Eligible Inventory existing on such date (i) which is subject to (a) a binding Lease or
(b) a written and binding agreement between the Borrower and a Person to sell such Eligible Inventory to such Person, and (ii) as to which a "delivery and acceptance certificate" or other similar writing has not been executed by such Person and delivered to the Borrower. Notwithstanding the foregoing, the Co-Agents may at any time deem any such Eligible Committed Inventory to be ineligible, in their sole discretion, based upon such credit and/or collateral considerations as they deem appropriate. In no event shall Rental Inventory be included in this definition of "Eligible Committed Inventory".

                  "Eligible Inventory" means Inventory of the Borrower meeting all of the following requirements: (i) it is in first-class condition, (ii) it is owned by the Borrower and it is Inventory on which the Collateral Agent, the Co-Agents, the Administrative Agent and the Lenders have a perfected first priority Lien, subject only to unperfected purchase money security interests or other unperfected liens which (a) may be granted by Borrower to a vendor of such Inventory pursuant to the standard terms of such vendor's invoices and (b) are subordinate (by operation of law or otherwise) to the Lien of the Collateral Agent, the Co-Agents, the Administrative Agent and the Lenders in such Inventory, (iii) it is located in the United States or Canada, (iv) it is located on premises owned by the Borrower, unless (a) with respect to Rental Inventory, it is located at the premises of a customer of the Borrower and is subject to a binding Lease between the Borrower and such customer for the rental of such Inventory to such customer, (b) with respect to Eligible Committed Inventory, it is located at the premises of a customer of the Borrower, and (c) with respect to any other Inventory, (A) the owner and/or operator of any leased premises of the Borrower or warehouse where Inventory is located shall have executed and delivered to the Collateral Agent a landlord, warehouseman or other similar waiver in form and substance satisfactory to the Collateral Agent, in its sole discretion, or (B) such Inventory is being installed by the Borrower at the lessee site, (v) it is not subject to any trademark, trade name or licensing arrangement (other than those relating to the licensing of software), or any law, rule or regulation that could limit or impair the ability of the Collateral Agent or any of the Lenders to promptly exercise any of their respective rights with respect thereto, (vi) it is covered by the insurance required under Section 11(a) of each of the Borrower Security Agreements, and (vii) it does not consist of general supplies or maintenance supplies, or cartons and packaging. Any Inventory which is at any time Eligible Inventory, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be Eligible Inventory. In addition, notwithstanding the foregoing, the Co-Agents may at any time deem any such Eligible Inventory to be ineligible, in their sole discretion, based upon such credit and/or collateral considerations as they deem appropriate.

                  "Eligible Lease Receivable" means a Lease Receivable which meets each of the following requirements: (i) the goods which are the subject of the underlying Lease have been shipped or delivered to, and accepted by, the applicable lessee, (ii) it arises out of a noncancelable Lease (except, with respect to American Express Company or any of its Subsidiaries, to the extent the Borrower has granted such lessee the right to terminate such Lease prior to the end of the initial term based upon the Borrower's judgment as to the reasonableness of such grant in view of the nature of the leased goods and other relevant factors) which is a valid, legally enforceable obligation of the lessee thereunder, is in full force and effect, and under which there exists no event of default or event which might mature into an event of default, (iii) it is not, and does not have the potential of being, subject to any offset, counterclaim or other defense on the part of such lessee or to any claim on the part of such lessee denying liability thereunder in whole or in part, (iv) it is not arising from any Lease between the Borrower and any officers or employees of the Borrower or any Affiliate of Borrower, (v) the Collateral Agent, the Co-Agents, the Administrative Agent and the Lenders have a perfected first priority Lien on such Lease Receivable, (vi) it is not in dispute, (vii) the lessee has not filed or had filed against it a petition in bankruptcy or for reorganization, made an assignment for the benefit of creditors, or has not failed, suspended business operations, become insolvent or had or suffered a receiver or a trustee to be appointed for a significant portion of its assets or affairs, (viii) the underlying Lease is between the Borrower and a lessee located in (a) the United States or (b) Canada or (c) Mexico, but only if, with respect to a lessee located in Mexico, (A) such underlying Lease is rated one
(1) or two (2) under the Borrower's credit rating system as in effect on January 31, 1994, (B) such Lease is not then being held in the "holding tank," and (C) a Person (m) which has its principal operations and chief executive office located in the United States and (n) whose Leases would otherwise be rated one
(1) or two (2) under the Borrower's credit rating system as in effect on January 31, 1994, either (y) has guaranteed the lessee's obligations under such Lease pursuant to terms acceptable to the Co-Agents, in their sole discretion, or (z) is a co-lessee under such Lease, (ix) the lessee is not the federal or any state government or any agency or department thereof, unless with respect to such Lease Receivable the Assignment of Claims Act or comparable state statute or regulation has been complied with, (x) the underlying Lease with respect to such Lease Receivable does not contain a prohibition of assignment of such Lease Receivable, (xi) the lessee is not located in New Jersey, unless the Borrower shall have properly qualified to do business in New Jersey or shall have filed a Notice of Business Activities Report with the New Jersey Division of Taxation for the then current year, (xii) the lessee is not located in Minnesota, unless the Borrower shall have properly qualified to do business in Minnesota or shall have filed a Notice of Business Activities Report with the Minnesota Division of Taxation for the then current year, (xiii) the lessee is not located in any other jurisdiction which requires that the Borrower, in order to sue any Person in such jurisdiction's courts, either (a) qualify to do business in such jurisdiction, or (b) file a report with the taxation division of such jurisdiction for the then current year, unless the Borrower shall have fulfilled either of such requirements for the then current year with respect to such jurisdiction, (xiv) it is not an Excluded Receivable, and (xv) the Eligibility Ratio (y) for the lessee (other than one described in subclause (z) of this clause (xv)) obligated to pay such Lease Receivable is not greater than 0.10 to
1.00 or (z) with respect to a lessee obligated to pay such Lease Receivable and whose Leases are rated one (1) or two (2) under the Borrower's credit rating system as in effect on January 31, 1994, is not greater than 0.15 to 1.00. A Lease Receivable which is at any time an Eligible Lease Receivable, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Lease Receivable. The Co-Agents may at any time deem any such Eligible Lease Receivable to be ineligible, in their sole discretion, based upon such credit and/or collateral considerations as they deem appropriate.

                  "Eligible Operating Lease Residual Value" means, as at any time, the estimated net book value at such time of equipment (i) located in the United States or Canada, and (ii) which is the subject of an operating Lease between the Borrower, as lessor, and any Person located in the United States or Canada, as lessee, as at the termination of such operating Lease. In addition, "Eligible Operating Lease Residual Value" means, as at any time, the estimated net book value (as at the termination of the applicable operating Lease) at such time of equipment located in Mexico, but only if (i) such equipment is the subject of an operating Lease between the Borrower, as lessor, and any Person located in Mexico, as lessee, (ii) such operating Lease is rated one (1) or two
(2) under the Borrower's credit rating system as in effect on January 31, 1994,
(iii) such operating Lease is not then being held in the "holding tank," (iv) a Person (a) which has its principal operations and chief executive office located in the United States and (b) whose Leases would otherwise be rated one (1) or two (2) under the Borrower's credit rating system as in effect on January 31, 1994, either (y) has guaranteed the lessee's obligations under such operating Lease pursuant to terms acceptable to the Co-Agents, in their sole discretion, or (z) is a co-lessee under such operating Lease, (v) the Collateral Agent, the Co-Agents, the Administrative Agent and the Lenders shall have a perfected first priority Lien on such equipment (both during the term and after the termination of such operating Lease), and (vi) such operating Lease contains an obligation on the part of the lessee to return the equipment to a site located in the United States upon the termination of such operating Lease. Notwithstanding the foregoing, the Co-Agents may at any time deem any such Eligible Operating Lease Residual Value with respect to any equipment under any such operating Lease to be ineligible, in their sole discretion, based upon such credit and/or collateral considerations as they deem appropriate.

                  "Eligible Receivable" means a Receivable of the Borrower (other than a Lease Receivable, it being understood and agreed that a Lease Receivable shall, to the extent the requirements shall otherwise have been satisfied, only be included in the definition of "Eligible Lease Receivable" for purposes of calculating the Total Borrowing Base Assets), which meets each of the following requirements: (i) (a) if it arises from the sale or lease of goods, such goods have been shipped or delivered to, and accepted by, the applicable account debtor, and (b) if it arises from the rendering of or contracting for services, bona fide services have been performed or, if such have not been performed, a binding contract between the Borrower and another Person exists whereby the Borrower has agreed to perform services for such Person pursuant to such binding contract, (ii) it is a valid, legally enforceable obligation of the account debtor thereunder, and is not subject to any offset, counterclaim or other defense on the part of such account debtor or to any claim on the part of such account debtor denying liability thereunder in whole or in part, (iii) the Collateral Agent, the Co-Agents, the Administrative Agent and the Lenders have a perfected first priority Lien on such Receivable,
(iv) it is evidenced by an invoice rendered to such account debtor or a binding agreement which, by its terms, does not require such an invoice, (v) it is not evidenced by any chattel paper, (vi) it is not evidenced by any instrument unless the original of such instrument(s) shall have been pledged and delivered to the Collateral Agent, for its benefit and for the benefit of the Lenders, as security for the Obligations, (vii) it does not arise from the sale or lease of goods to officers or employees of the Borrower or to any Affiliate of the Borrower, (viii) it is not in dispute, (ix) it is not more than ninety (90) days past the due date set forth in (a) the invoice issued therefor or (b) the binding agreement under which such Receivable arose, as the case may be, (x) the account debtor has not filed or had filed against it a petition in bankruptcy or for reorganization, made an assignment for the benefit of creditors, or has not failed, suspended business operations, become insolvent or had or suffered a receiver or a trustee to be appointed for a significant portion of its assets or affairs, (xi) if it arises from the sale of goods, the sale is to an account debtor located in (a) the United States or (b) Canada, (xii) if it arises from the lease of goods, the lease is to an account debtor located in (a) the United States or (b) Canada or
(c) Mexico, but only if, with respect to an account debtor located in Mexico,
(A) the underlying Lease is rated one (1) or two (2) under the Borrower's credit rating system as in effect on January 31, 1994, (B) such Lease is not then being held in the "holding tank," and (C) a Person (m) which has its principal operations and chief executive office located in the United States and (n) whose Leases would otherwise be rated one (1) or two (2) under the Borrower's credit rating system as in effect on January 31, 1994, either (y) has guaranteed the account debtor's obligations under such Lease pursuant to terms acceptable to the Co-Agents, in their sole discretion, or (z) is a co-lessee under such Lease,
(xiii) the account debtor is not the federal or any state government or any agency or department thereof, unless with respect to such Receivable the Assignment of Claims Act or comparable state statute or regulation has been complied with, (xiv) it does not consist of finance charges, interest on delinquent accounts, proceeds of consigned Inventory, employee or officer Receivables, service charges, or debit memoranda, (xv) it does not arise from a contract which contains a prohibition of assignment thereof, (xvi) it is not generated by a sale on approval, a bill and hold sale, a sale on consignment, or other type of conditional sale, (xvii) the account debtor is not located in New Jersey, unless the Borrower shall have properly qualified to do business in New Jersey or shall have filed a Notice of Business Activities Report with the New Jersey Division of Taxation for the then current year, (xviii) the account debtor is not located in Minnesota, unless Borrower shall have properly qualified to do business in Minnesota or shall have filed a Notice of Business Activities Report with the Minnesota Division of Taxation for the then current year, (xix) the account debtor is not located in any other jurisdiction which requires that the Borrower, in order to sue any Person in such jurisdiction's courts, either (a) qualify to do business in such jurisdiction, or (b) file a report with the taxation division of such jurisdiction for the then current year, unless the Borrower shall have fulfilled either of such requirements for the then current year with respect to such jurisdiction, (xx) it is not a progress billing, (xxi) the account debtor has not sold or is not in the process of selling substantially all of its assets, (xxii) it is not an Excluded Receivable, and (xxiii) the Eligibility Ratio (y) for the account debtor (other than one described in subclause (z) of this clause (xxiii)) obligated to pay such Receivable is not greater than 0.10 to 1.00 or (z) with respect to an account debtor obligated to pay such Receivable and whose Leases are rated one (1) or two (2) under the Borrower's credit rating system as in effect on January 31, 1994, is not greater than 0.15 to 1.00. A Receivable which is at any time an Eligible Receivable, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Receivable. In addition, notwithstanding the foregoing, the Co-Agents may at any time deem any such Eligible Receivable to be ineligible, in their sole discretion, based upon such credit and/or collateral considerations as they deem appropriate.

                  "Eligible Residual Value Amount" means, as at any time, an amount equal to the sum of (a) the aggregate Eligible Operating Lease Residual Value of all equipment existing at such time which satisfies all of the applicable requirements set forth in the definition of "Eligible Operating Lease Residual Value", plus (b) the aggregate Eligible Capital Lease Residual Value of all equipment existing at such time which satisfies all of the applicable requirements set forth in the definition of "Eligible Capital Lease Residual Value", plus (c) the amount set forth on the Borrower's balance sheet prepared in accordance with GAAP under the heading "trade notes receivable" at such time with respect to the following promissory notes: (i) the Secured Subordinated Promissory Notes, each dated December 15, 1992, payable by Avalon Partners and listed as of the date hereof in Part 2 to Schedule V to each of the Borrower Security Agreements; (ii) the Secured Subordinated Promissory Notes, each dated August 16, 1993, payable by Mercury Financial Partners, L.P. and listed as of the date hereof in Part 2 to Schedule V to each of the Borrower Security Agreements; and (iii) the Secured Subordinated Promissory Notes, dated February 23, 1993, or May 4, 1993, as the case may be, payable by Paragon Partners and listed as of the date hereof in Part 2 to Schedule V to each of the Borrower Security Agreements (the Secured Subordinated Promissory Notes referred to in
(i), (ii) and (iii) of this subpart (c) being collectively referred to herein as the "Secured Subordinated Promissory Notes"). The Borrower acknowledges and agrees that, for purposes of calculating the Total Borrowing Base Assets, the Secured Subordinated Promissory Notes shall only be included in this definition of "Eligible Residual Value Amount." The aggregate Eligible Capital Lease Residual Value or Eligible Operating Lease Residual Value, as the case may be, of aircraft under all Capital Leases or operating Leases, as applicable, for the lease of such aircraft between the Borrower, as lessor, and any Person, as lessee, shall be included in this definition only if such aggregate Eligible Capital Lease Residual Value or Eligible Operating Lease Residual Value, as the case may be, is supported by appraisals acceptable to the Co-Agents, in their sole discretion.

                  "Eligible Uncommitted Inventory" means, as at any date, Eligible Inventory existing on such date (i) which is Rental Inventory, or (ii) which (a) is owned by the Borrower, (b) is not subject to a written and binding agreement between the Borrower and a Person to lease or sell such Eligible Inventory to such Person, and (c) has not been held for sale or lease by the Borrower for a period of more than one hundred twenty (120) days. Notwithstanding the foregoing, the Co-Agents may at any time deem any such Eligible Uncommitted Inventory to be ineligible, in their sole discretion, based upon such credit and/or collateral considerations as they deem appropriate.

                  "Eligible Unfunded One (1) Through Four (4) Lease Receivables" means, as at any time, the then aggregate amount of Eligible Lease Receivables arising under One (1) Through Four (4) Leases, discounted at the lease booking rate which the Borrower enters into its "Eagle" accounting system on the date such One (1) Through Four (4) Leases are entered into by the Borrower. Notwithstanding the foregoing, the Co-Agents may at any time deem any such Eligible Unfunded One (1) Through Four (4) Lease Receivables to be ineligible, in their sole discretion, based upon such credit and/or collateral consideration as they deem appropriate.

                  "Environmental Laws" means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of, or the regulation of the discharge of substances into, the environment.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

                  "Event of Default" is defined in Section 8.1.

                  "Excluded Lease" means a Lease as to which a Lease Ineligibility Event has occurred.

                  "Excluded Receivable" means a Receivable (including a Lease Receivable) of the Borrower arising under an Excluded Lease.

                  "Existing Banks" is defined in the preamble.

                  "Existing Insurance Company Lenders" is defined in the preamble.

                  "Existing Insurance Company Loans" means the loans made by the Existing Insurance Company Lenders to the Borrower under the Existing Note Purchase Agreement (together with all accrued and unpaid interest thereon as of the Effective Date).

                  "Existing Lenders" is defined in the preamble.

                  "Existing Loan Agreements" is defined in the preamble.

                  "Existing Loans" means, collectively, the Existing NCB Loans and the Existing Insurance Company Loans.

                  "Existing NCB Credit Agreement" is defined in the preamble.

                  "Existing NCB Loans" means the loans made by the Existing Banks to the Borrower under the Existing NCB Credit Agreement (together with all accrued and unpaid interest thereon as of the Effective Date).

                  "Existing Note Purchase Agreement" is defined in the preamble.

                  "Expiration Date" means January 31, 1997, or such other date as may from time to time be agreed upon by the Borrower and the Lenders.

                  "Federal Funds Effective Rate" for any period means a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day), by the Federal Reserve Bank of Cleveland, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Co-agents from three federal funds brokers of recognized standing selected by them.

                  "Fiscal Quarter" means any period of three (3) consecutive calendar months ending on April 30, July 31, October 31 or January 31 of a Fiscal Year.

                  "Fiscal Year" means any period of twelve (12) consecutive calendar months ending on January 31.

                  "F.R.S. Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

                  "Funded Debt" means any obligation for borrowed money or for the acquisition of property or assets including guaranties, endorsements (other than endorsements of negotiable instruments for collection or deposit in the ordinary course of business) and other Contingent Liabilities, but not including Non-Recourse Debt.

                  "GAAP" is defined in Section 1.4.

                  "Hedging Transaction" means any interest rate swap, rate cap, rate floor or rate collar transaction, or other exchange or rate protection transaction, or any combination of such transactions or agreements entered into by any one (1) or more of the Borrower and/or its Subsidiaries; provided, however, that the net maximum interest rate of the underlying transaction relating to each Hedging Transaction (as a result of the Hedging Transaction) shall not exceed a rate per annum three percent (3%) in excess of (i) the Prime Rate at the time of such Hedging Transaction or (ii) the coupon rate of any Subordinated Indebtedness outstanding at the time of such Hedging Transaction.

                  "herein", "hereof", "hereto", "hereunder" and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

                  "Impermissible Qualification" means, relative to the opinion or certification of any independent public accountant as to any financial statement of the Borrower, any qualification or exception to such opinion or certification

                  (a) which is of a "going concern" or similar nature;

                  (b) which relates to the limited scope of examination of matters relevant to such financial statement; or

                  (c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in default of any of its obligations under Section 7.2.4.

                  "including" means including without limiting the generality of any description preceding such term, and, for purposes of this Agreement and each other Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

                  "Indebtedness" of any Person means, without duplication:

                  (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

                  (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of such Person;

                  (c) all obligations of such Person as lessee under leases which are, in accordance with GAAP, recorded as Capital Lease Liabilities;

                  (d) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined;

                  (e) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

                  (f) all Contingent Liabilities of such Person in respect of any of the foregoing.

For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, to the extent any such Indebtedness is recourse to such Person.

                  "Indemnified Liabilities" is defined in Section 10.4.

                  "Indemnified Parties" is defined in Section 10.4.

                  "Intercreditor Agreement" means the Amended and Restated Intercreditor Agreement entered into by the Lenders, attached hereto as Exhibit I, as such Amended and Restated Intercreditor Agreement may be amended, supplemented, restated or otherwise modified from time to time.

                  "Inventory" has the meaning given to such term in each of the Security Agreements and shall also specifically include Rental Inventory.

                  "Investment" means, relative to any Person,

                  (a) any loan or advance made by such Person to any other Person (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business); and

                  (b) any ownership or similar interest held or other investment by such Person in any other Person.

                  "Kendall" means Robert S. Kendall.

                  "Kennedy" means Michael R. Kennedy.

                  "Key Man Policy" is defined in Section 7.1.12.

                  "Lease" means a written agreement for the lease of goods between the Borrower, as lessor, and another Person, as lessee. In the case of a master lease agreement between the Borrower, as lessor, and another Person, as lessee, in respect of which one (1) or more "lease schedules" shall have been executed, the term "Lease" shall mean as to each such "lease schedule," such "lease schedule" as it incorporates the terms of the applicable master lease agreement with respect thereto.

                  "Lease Ineligibility Event" means at any time, with respect to a Lease, the occurrence of a condition in which (i) in the case of a Lease requiring monthly rental payments, three (3) of such monthly rental payments shall then be more than sixty (60) days past the respective due dates therefor as set forth in (a) the applicable invoices issued therefor or (b) such Lease, as the case may be, or (ii) in the case of a Lease requiring rental payments less frequently than monthly, one (1) of such rental payments shall then be more than sixty (60) days past the due date therefor as set forth in (a) the invoice issued therefor or (b) such Lease, as the case may be.

                  "Lease Receivable" means a Receivable of the Borrower arising under a Lease representing an amount thereunder which is not yet due (whether or not the Borrower has issued an invoice to the lessee for such amount).

                  "Lender Assignment Agreement" means a Lender Assignment Agreement substantially in the form of Exhibit D hereto.

                  "Lender Parties" is defined in Section 10.15.

                  "Lenders" is defined in the introductory paragraph.

                  "Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

                  "Loans" means Revolving Loans described in Section 2.1 and the Term Loans described in Section 2.2.

                  "Loan Documents" means this Agreement, the Notes, the Security Agreements, the Intercreditor Agreement, the Collateral Assignment of Life Insurance Policy, the Mortgages, the Subordination Agreements, the Cash Collateral and Account Maintenance Agreement, and all agreements, instruments and other documents now or hereafter executed in connection with any of the foregoing.

                  "Mandatory Reduction Date" is defined in Section 2.7(a).

                  "Mortgages" is defined in Section 5.1(p).

                  "MRK Note" means that certain Secured Subordinated Promissory Note, dated May 31, 1994, executed by MRK Computer Systems, Inc. in favor of the Borrower in the original principal amount of Two Million Dollars ($2,000,000).

                  "NCB" is defined in the introductory paragraph.

                  "Net Disposition Proceeds" means the gross cash proceeds received by the Borrower or any Subsidiary of the Borrower from any sale, lease, assignment or other disposition permitted under Section 7.2.8(d) of (i) all or substantially all of the assets of Borrower's PC Rental Services Division, (ii) all or substantially all of the assets of Borrower's Technology Services Division, (iii) all or any part of Borrower's joint venture interest in the Picker Joint Venture, and (iv) any other assets of the Borrower or any Subsidiary of the Borrower not in the ordinary course of business (excluding (a) the MRK Note, and (b) all or any part of the net miscellaneous Receivables in the approximate amount of $650,000 which arise from or have been retained by the Borrower in connection with sales of non-core business assets as set forth in the Borrower's Strategic Plan, dated April 21, 1994), less reasonable selling expenses incurred in connection therewith and good faith estimated taxes payable as a result thereof which are actually paid. In addition, the term "Net Disposition Proceeds" shall not include the payment by CruisePhone, Inc. to the Borrower of the cash portion of the purchase price for the assets of the Borrower's Sea-Tech Division under that certain Asset Purchase Agreement, dated as of February 20, 1995, between CruisePhone, Inc. and the Borrower.

                  "1995 Period" means the period commencing on the Effective Date and ending on January 31, 1996.

                  "Non-Recourse Debt" means (i) any Debt of the Borrower and/or its Subsidiaries for which neither the obligee nor any other Person has any legal recourse against the Borrower or any of its Subsidiaries, other than to certain specified collateral which shall have been pledged by the Borrower or its Subsidiaries in connection with the incurrence thereof, (ii) the Debt of the Borrower under the lease pooling arrangement described in the

Loan and Security Agreement, dated as of November 21, 1991, between the Borrower and Sanwa Business Credit Corporation ("Sanwa"), as amended by that certain Amendment to Loan and Security Agreement, dated July 30, 1992, between the Borrower and Sanwa and as further amended by that certain Amendment to Loan and Security Agreement, dated October 27, 1992, between the Borrower and Sanwa,
(iii) the Debt of LDI Lease Receivables Funding Corp. under the CXC Financing Arrangement, (iv) the Debt of LDI Lease Funding Corporation ("LDI Funding") under the lease pooling arrangement described in Amended and Restated Credit Agreement, dated as of November 16, 1990, between LDI Funding and The Dai-Ichi Kangyo Bank, Ltd., Chicago Branch, and (v) any Debt of the Borrower and/or its Subsidiaries similar to the Debt described in (ii), (iii) and (iv) above which has been approved and consented to by the Required Lenders.

                  "Note" means a Revolving Note or a Term Note of the Borrower payable to any Lender.

                  "Obligations" means all obligations, indebtedness and liabilities (monetary or otherwise) of the Borrower and each other Obligor to the Administrative Agent, the Co-Agents and/or the Lenders arising under or in connection with this Agreement, the Notes and each other Loan Document.

                  "Obligor" means the Borrower or any other Person (other than the Administrative Agent, either Co-Agent or any Lender) obligated under any Loan Document.

                  "One (1) Through Four (4) Leases" means unfunded Leases of the Borrower rated one (1), two (2), three (3) or four (4) under the Borrower's credit rating system as in effect on January 31, 1994, a written copy of which credit rating system has been delivered to the Co-Agents prior to the date hereof (not including any such Leases held in the "holding tank").

                  "Organic Documents" means, relative to any Obligor, its certificate or articles of incorporation or limited liability company agreement, its by-laws or code of regulations or other similar documents governing such Obligor and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock.

                  "Participant" is defined in Section 10.11.2.

                  "Participant Fee" is defined in Section 3.1.

                  "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

                  "Pension Plan" means a "pension plan", as such term is defined in section 3(2) or ERISA, which is subject to Title IV of

ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five (5) years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

                  "Percentage" means, relative to any Lender, the percentage set opposite such Lender's name under the column headed "Percentage" on Annex A or set forth in the Lender Assignment Agreement, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreement(s) executed by such Lender and its Assignee Lender(s) and delivered pursuant to Section 10.11.1.

                  "Person" means any natural person, corporation, limited liability company, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

                  "Picker Joint Venture" means the joint venture partnership established between Picker Financial Corporation and the Borrower pursuant to the Joint Venture Partnership Agreement, dated February 27, 1992, as such agreement has been amended in accordance with the Amendment, dated July 31, 1992.

                  "Plan" means any Pension Plan or Welfare Plan.

                  "Prime Rate" means the rate of interest which the Lender then acting as Administrative Agent hereunder announces from time to time as its prime rate. The Prime Rate is not necessarily intended to be the lowest rate of interest charged by such Lender in connection with extensions of credit and such Lender may charge interest at rates at, above or below the Prime Rate in connection with other extensions of credit. Any change in the Prime Rate shall be effective hereunder immediately from and after the effective date of change in such rate by such Lender.

                  "Proceeds" has the meaning given to such term in each of the Security Agreements and shall also specifically include Net Disposition Proceeds and any amounts received or receivable under the Subsidiary Guaranty.

                  "Purchase Money Obligation" means indebtedness incurred in connection with the acquisition of property, which indebtedness is secured by security interests or mortgages on the property so acquired.

                  "Receivables" has the meaning given to the term "Account" as set forth in each of the Security Agreements and shall also specifically include Lease Receivables.

                  "Release" means a "release", as such term is defined in CERCLA.

                  "Rental Inventory" means Inventory of the Borrower meeting all of the following requirements: (i) it is specifically identified as such and itemized on the Borrower's books and record, (ii) it is used by the Borrower, in the ordinary course, for rentals of short-term duration only, (iii) if not then currently being leased, it is located at those premises disclosed in accordance with Section 10(a) of each of the Borrower Security Agreements in an area, at each such location, where it is segregated from all other Inventory and specifically identified as "Rental Inventory," and (iv) it has been leased by the Borrower as "Rental Inventory" within the last one hundred eighty (180) days, and (v) if then currently being leased, the lessee has not executed a "delivery and acceptance certificate" or other similar writing in favor of the Borrower.

                  "Required Lenders" means, at any time, Lenders holding at least sixty-six and two-thirds percent (66-2/3%) of the then aggregate amount of the Commitments, or, if the Commitments shall have been terminated, holding Notes evidencing at least sixty-six and two-thirds percent (66-2/3%) of the then aggregate outstanding principal amount of the Loans.

                  "Reserve Amount" means an amount determined by the Co-Agents, in their sole discretion, as a reserve against collateral values and potential or anticipated obligations of the Borrower including, without limitation, (i) tax liabilities and other obligations owing to governmental entities, (ii) the anticipated costs and expenses relating to the liquidation of collateral, (iii) unpaid sales taxes, (iv) those reserve amounts as required to be held as reserves under GAAP, other than those specific reserves otherwise allocated to each component of the Total Borrowing Base Assets and the Total Borrowing Base Liabilities, and (v) liabilities and other obligations owing by the Borrower to any lessor of real property leased by the Borrower or to any warehouseman. Without limiting the foregoing, the Reserve Amount shall also include any potential or anticipated obligations of the Borrower with respect to any litigation liabilities. As of the Effective Date, the Reserve Amount is zero
(0).

                  "Resource Conservation and Recovery Act" means the Resource Conservation and Recovery Act, 42 U.S.C. Section 690, et seq., as in effect from time to time.

                  "Restricted Payments" means any payment in cash, property or other assets upon or in respect of any shares of any class of capital stock including, without limitation, payments as dividends and payments for the purpose of redeeming, purchasing, or otherwise acquiring any shares of any class of its capital stock, or making any other distribution in respect of any such shares of stock, including in the term "stock" any warrant or option or other right to purchase such stock; provided, however, that Restricted Payments shall not include any distribution which may be payable solely in common stock of the corporation making the distribution.

                  "Revolving Commitment" means the obligation hereunder of each Lender to make Revolving Loans to the Borrower during such Lender's Commitment Period up to the amount set opposite such Lender's name under the column headed "Revolving Commitment" as set forth in Annex A (or such lesser amount as shall be determined pursuant to Sections 2.6 and 2.7). The aggregate Revolving Commitments as of the Effective Date shall equal Seventy-Four Million Three Hundred Thousand Dollars ($74,300,000).

                  "Revolving Loans" is defined in Section 2.1.

                  "Revolving Note" means a promissory note of the Borrower payable to any Lender in the form of Exhibit A-1 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Revolving Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

                  "Revolving Portion" means, with respect to any Lender, that portion of such Lender's Existing Loans which is equal to (a) the amount of such Lender's Existing Loans, multiplied by (b) the quotient obtained by dividing (i) such Lender's Revolving Commitment as of the Effective Date by (ii) the sum of
(A) such Lender's Revolving Commitment as of the Effective Date plus (B) such Lender's Term Loan Commitment as of the Effective Date.

                  "Security Agreements" means, collectively, the Borrower Security Agreements and the Subsidiary Security Agreement.

                  "Senior Borrower Security Agreement" means the Second Amended and Restated Security Agreement executed by the Borrower in favor of the Collateral Agent and the Lenders, substantially in the form attached hereto as Exhibit B-1, as the same may be amended, supplemented, restated or otherwise modified from time to time.

                  "Senior Secured Revolving Debt" means all principal and interest owing by the Borrower under this Agreement in respect of the Revolving Loans.

                  "Society" is defined in the introductory paragraph.

                  "Subordinated Borrower Security Agreement" means the Subordinated Second Amended and Restated Security Agreement executed by the Borrower in favor of the Collateral Agent and the Lenders, substantially in the form attached hereto as Exhibit B-3, as the same may be amended, supplemented, restated or otherwise modified from time to time.

                  "Subordinated Debt" means the Borrower's 9-3/8% Convertible Subordinated Notes due August 15, 2000 and any other indebtedness of the Borrower which has been subordinated (by written terms or agreement being in form and substance satisfactory to the Required Lenders) in favor of the prior payment in full of Borrower's indebtedness to the Lenders (it being understood that the Borrower will notify each Lender and the Administrative Agent promptly of any other such proposed subordinated indebtedness and that if the Required Lenders do not indicate to the Borrower within fourteen (14) days after receipt by the Lenders and the Administrative Agent of all information from the Borrower requested by the Administrative Agent or any Lender pertaining to such subordinated indebtedness, that the subordinated indebtedness is not in form and substance satisfactory to the Required Lenders, the form and substance of such subordinated indebtedness shall be deemed acceptable to the Required Lenders).

                  "Subordination Agreements" is defined in Section 5.1(ac).

                  "Subsidiary" means, with respect to any Person, any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

                  "Subsidiary Guaranty" is defined in Section 5.1(ae).

                  "Subsidiary Lease" means a written agreement for the lease of goods between a Subsidiary of the Borrower, as lessor, and another Person, as lessee. In the case of a master lease agreement between a Subsidiary of the Borrower, as lessor, and another Person, as lessee, in respect of which one (1) or more "lease schedules" shall have been executed, the term "Subsidiary Lease" shall mean as to each such "lease schedule," such "lease schedule" as it incorporates the applicable master lease agreement with respect thereto.

                  "Subsidiary Security Agreement" means a Security Agreement executed by LDI Computer Rentals, Inc., an Ohio corporation, in favor of the Collateral Agent and the Lenders, in substantially the form attached hereto as Exhibit B-2, as the same may be amended, supplemented, restated or otherwise modified from time to time.

                  "Taxes" is defined in Section 4.2.

                  "Term Loan Commitment" means the obligation hereunder of each Lender to make a Term Loan to the Borrower on the Effective Date in the amount set forth opposite such Lender's name under the column headed "Term Loan Commitment" as set forth in Annex A. The aggregate Term Loan Commitments as of the Effective Date shall equal Twenty-Nine Million Three Hundred Thousand Dollars ($29,300,000).

                  "Term Loan Portion" means, with respect to any Lender, that portion of such Lender's Existing Loans which is equal to (a) the amount of such Lender's Existing Loans, multiplied by (b) the quotient obtained by dividing (i) such Lender's Term Loan Commitment as of the Effective Date by (ii) the sum of
(A) such Lender's Revolving Loan Commitment as of the Effective Date plus (B) such Lender's Term Loan Commitment as of the Effective Date.

                  "Term Loans" is defined in Section 2.2.

                  "Term Note" means a promissory note of the Borrower payable to any Lender in the form of Exhibit A-2 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the outstanding amount of the Term Loan made by such Lender, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

                  "Total Borrowing Base Assets" means, as at any time, an amount equal to (a) forty percent (40%) of the value of the Borrower's Eligible Uncommitted Inventory, plus (b) sixty-five percent (65%) of the value of the Borrower's Eligible Committed Inventory, plus (c) seventy-five percent (75%) of the net amount of the Borrower's Eligible Receivables, plus (d) seventy-five percent (75%) of the net amount of the Borrower's Eligible Unfunded One (1) Through Four (4) Lease Receivables, plus (e) sixty percent (60%) of the then Eligible Residual Value Amount; provided, however, that in no event shall the sum of (x) seventy-five percent (75%) of the net amount of the Borrower's Eligible Unfunded One (1) Through Four (4) Lease Receivables of lessees located in Mexico, plus (y) seventy-five percent (75%) of the net amount of the Borrower's Eligible Receivables of account debtors located in Mexico, plus (z) sixty percent (60%) of the Eligible Residual Value Amount of equipment located in Mexico at any time exceed Two Million Five Hundred Thousand Dollars

($2,500,000). The Eligible Uncommitted Inventory and the Eligible Committed Inventory will be valued at the lower of cost or market value, determined in accordance with GAAP. All components set forth in this definition shall be calculated net of all reserves of the Borrower to the extent specifically applicable to any assets of the Borrower included in the calculation of "Total Borrowing Base Assets."

                  "Total Borrowing Base Liabilities" means, as at any time, an amount equal to (a) the Senior Secured Revolving Debt then owing, plus (b) any Reserve Amount then in effect.

                  "United States" or "U.S." means the United States of America, its fifty (50) States and the District of Columbia.

                  "Welfare Plan" means a "welfare plan", as such term is defined in section 3(1) of ERISA.

                  "Year One Excess" is defined in Section 3.3.

                  "Year Two Amount" is defined in Section 3.3.

                  SECTION 1.2 Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each Note, Loan Document, notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

                  SECTION 1.3 Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

                  SECTION 1.4 Accounting and Financial Determinations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with Generally Accepted Accounting Principles ("GAAP") applied on a basis consistent with the financial statements referred to in
Section 6.5 except insofar as:

                  (a) the Borrower shall have elected (with the concurrence of the independent public accountants referred to in Section 7.1.1(b) upon prior written notification to the Lenders) to adopt more recently promulgated generally accepted accounting principles (which election shall continue to be effective for subsequent years); and

                  (b) the Required Lenders shall have consented to such election (it being understood that such consent may be conditioned upon the negotiation of such changes to this Agreement, as the Required Lenders may in their sole discretion deem appropriate).

                                   ARTICLE II

                           AMOUNT AND TERMS OF CREDIT

                  SECTION 2.1 Revolving Loans. Subject to the terms and conditions of, and relying upon the representations and warranties set forth in, this Agreement, during such Lender's Commitment Period, each Lender agrees, severally and not jointly, to make Revolving Loans to the Borrower at such times as the Borrower may from time to time request in aggregate amounts not in excess of the lesser of (a) the Revolving Commitment of such Lender, as the same may be reduced from time to time pursuant to Sections 2.6 and 2.7, or (b) such Lender's pro rata share (based on its Percentage) of the Borrowing Base Amount then in effect; provided, however, that no such Lender shall be required to make a Revolving Loan if, after giving effect thereto, (c) a Deficiency has occurred or will occur, (d) such Revolving Loan would cause the amount of the then outstanding principal amount of all Revolving Loans made by such Lender to exceed the Revolving Commitment of such Lender, as the same may be reduced from time to time pursuant to Section 2.6 and 2.7, or (e) a Default or an Event of Default has occurred or will occur. Subject to the provisions of this Agreement, the Borrower may borrow, pay, prepay in whole or in part and reborrow Revolving Loans under this Section 2.1 from time to time until the Expiration Date. Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably according to their respective Percentages; provided, however, that the failure of any Lender to make any Revolving Loan shall not in itself relieve any other Lender of its obligation to lend a Revolving Loan hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Revolving Loan required to be made by such other Lender). Each Borrowing shall be in an aggregate principal amount of Two Hundred Fifty Thousand Dollars ($250,000) or any larger integral multiple of Fifty Thousand Dollars ($50,000). All of the Revolving Loans shall mature and be due and payable in full on the Expiration Date. Each Lender shall, to the extent of such Lender's Revolving Portion of its Existing Loans as specified in Annex D hereto, satisfy all or a portion of its agreement to make Revolving Loans on the Effective Date by converting its Revolving Portion of its Existing Loans into a Revolving Loan, whereupon such converted amount shall be a

Revolving Loan for all purposes of this Agreement and the other Loan Documents. Such conversion shall be deemed to have taken place at the time the Borrower executes and delivers to such Lender the applicable Revolving Note.

                  SECTION 2.2 Term Loans. Subject to the terms and conditions of, and relying upon the representations and warranties set forth in this Agreement, on the Effective Date, each Lender agrees, severally and not jointly, to make a Term Loan to the Borrower in an amount equal to the Term Loan Commitment of such Lender as of the Effective Date. No repayment or prepayment by the Borrower of the Term Loans hereunder shall be reason for any relending of Term Loan proceeds hereunder. All of the Term Loans shall mature and be due and payable in full on the Expiration Date. Payment of the principal amount of the Term Loans and the Development Fee (other than the Development Fee Cash Portion) is hereby subordinated to the prior final payment in full by the Borrower of all other Obligations. Each Lender shall, to the extent of such Lender's Term Loan Portion of its Existing Loans as specified in Annex D hereto, satisfy its agreement to make a Term Loan on the Effective Date by converting its Term Loan Portion of its Existing Loans into a Term Loan, whereupon such converted amount shall be a Term Loan for all purposes of this Agreement and the other Loan Documents. Such conversion shall be deemed to have taken place at the time the Borrower executes and delivers to such Lender the applicable Term Note.

                  SECTION 2.3 Notice of Borrowing. In order to request a Borrowing, the Borrower shall provide to the Administrative Agent a telephonic, written or telecopy notice (in the case of telephonic notice, such notice shall be promptly confirmed in writing or by telecopy) of such Borrowing, specifying
(a) the date of the proposed Borrowing (which shall be a Business Day), and (b) the aggregate amount of the requested Borrowing. Such notice of such Borrowing shall be irrevocable and must be received by the Administrative Agent not later than 12:00 noon, Cleveland, Ohio, time, on the Business Day of the proposed Borrowing. On the Business Day it receives such notice from Borrower, the Administrative Agent shall notify each Lender of such proposed Borrowing. Each Lender shall provide to the Administrative Agent by wire transfer, not later than 2:00 p.m., Cleveland, Ohio time, on the specified day of the Borrowing, federal or other immediately available funds in the amount which constitutes its Percentage of the Borrowing being made on such day, and the Administrative Agent shall credit such amounts as of such day to the general deposit account of the Borrower with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

                  SECTION 2.4 Interest (a) The Borrower shall pay interest on the unpaid principal amount of the Revolving Loans outstanding from time to time from the date thereof until paid, at a fluctuating rate per annum equal to the Prime Rate from time to time in effect plus one percent (1%), payable on the tenth (10th) day of each month and at the maturity thereof.

         (b) The Borrower shall pay interest on the unpaid principal amount of the Term Loans from the date hereof until paid, at a fluctuating rate per annum equal to the Prime Rate from time to time in effect minus one percent (1%), payable on the tenth (10th) day of each month and at the maturity thereof.

         (c) If an Event of Default shall occur hereunder, the Borrower shall, on demand, pay interest on the outstanding principal amount of the Loans and any other amount due hereunder, until such Event of Default is cured or waived pursuant to the terms hereof, at a fluctuating rate per annum equal to two percent (2%) in excess of the interest rates set forth in clauses (a) and (b) of this Section 2.4 from time to time in effect.

                  SECTION 2.5 Notes. Each Lender's Revolving Loans shall be evidenced by a Revolving Note duly executed by an Authorized Officer of the Borrower, payable to the order of such Lender in a maximum principal amount equal to such Lender's Revolving Commitment as in effect on the Effective Date. Each Lender's Term Loan shall be evidenced by a Term Note duly executed by an Authorized Officer of the Borrower, payable to the order of such Lender in the principal amount equal to such Lender's Term Loan Commitment. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations either on the grid attached to such Lender's Revolving Note (or on any continuation of such grid) or in its internal records, which notations, if made, shall evidence, inter alia, the date of, the outstanding principal of, the interest rate applicable to, each payment and prepayment of principal of and each payment of interest on the Revolving Loans evidenced thereby. Such notations shall be conclusive and binding on the Borrower absent manifest error; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of the Borrower or any other Obligor.

                  SECTION 2.6 Voluntary Reduction of Revolving Commitments. The Borrower may, upon at least one (1) Business Day's prior irrevocable written or telecopy notice to the Administrative Agent permanently reduce by an aggregate amount of One Million Dollars ($1,000,000) or more, the Revolving Commitments on a ratable basis (according to each Lender's respective Percentage); provided, however, that if after giving effect to any such reduction of the Revolving Commitments, an Availability Deficiency occurs, then, on the date of such reduction, the Borrower shall pay to the Administrative Agent, as a repayment of the Revolving Loans for the benefit of the Lenders, an amount sufficient to eliminate such Availability Deficiency together with all accrued and unpaid interest on the amount so paid to the date of such payment. The Administrative Agent shall promptly notify each Lender of the amount of its Revolving Commitment then being reduced and the effective date thereof.

                  SECTION 2.7 Mandatory Reduction in Revolving Commitments and Term Loans.

         (a) Scheduled Reductions. On each date set forth below (each a "Mandatory Reduction Date"), the Revolving Commitments then in effect shall be permanently reduced on a ratable basis (according to each Lender's respective Percentage) as follows (the aggregate of all such permanent reductions which have taken effect between the Effective Date and any specified subsequent point in time being referred to herein as the "Cumulative Mandatory Reduction Amount"):

                             (i) On July 31, 1995, by the amount of Three Million Dollars ($3,000,000);

                            (ii) On October 31, 1995, by the amount of Four Million Dollars ($4,000,000);

                           (iii) On January 31, 1996, by the amount necessary in order that (y) the Cumulative Mandatory Reduction Amount as of said date shall equal at least Twelve Million Dollars ($12,000,000) and (z) such Cumulative Mandatory Reduction Amount plus the aggregate amount of all Net Disposition Proceeds received by the Administrative Agent pursuant to Section 2.7(b) hereof since the Effective Date (the "Cumulative Net Disposition Proceeds") as of said date shall equal at least Seventeen Million Dollars ($17,000,000);

                            (iv) On April 30, 1996, by the amount necessary in order that (y) the Cumulative Mandatory Reduction Amount as of said date shall equal at least Fourteen Million Dollars ($14,000,000) and (z) such Cumulative Mandatory Reduction Amount plus the Cumulative Net Disposition Proceeds as of said date shall equal at least Twenty-Two Million Dollars ($22,000,000);

                             (v) On July 31, 1996, by the amount necessary in order that (y) the Cumulative Mandatory Reduction Amount as of said date shall equal at least Sixteen Million Dollars

                                    ($16,000,000) and (z) such Cumulative
                                    Mandatory Reduction Amount plus the
                                    Cumulative Net Disposition Proceeds as of said date shall equal at least Twenty-Four Million Dollars ($24,000,000);

                            (vi) On October 31, 1996, by the amount necessary in order that (y) the Cumulative Mandatory Reduction Amount as of said date shall equal at least Nineteen Million Dollars ($19,000,000) and (z) such Cumulative Mandatory Reduction Amount plus the Cumulative Net Disposition Proceeds as of said date shall equal at least Twenty-Seven Million Dollars ($27,000,000); and

                           (vii) On January 31, 1997, by the amount necessary in order that (y) the Cumulative Mandatory Reduction Amount as of said date shall equal at least Twenty-Two Million Dollars ($22,000,000) and (z) such Cumulative Mandatory Reduction Amount plus the Cumulative Net Disposition Proceeds as of said date shall equal at least Thirty Million Dollars ($30,000,000).

Notwithstanding the provisions of clause (vii) of this Section 2.7(a), all of the Obligations shall be due and payable on the Expiration Date.

         (b) Asset Dispositions. The Borrower shall pay, or shall cause to be paid, to the Administrative Agent, for the benefit of the Lenders, all Net Disposition Proceeds. All Net Disposition Proceeds shall be promptly applied by the Administrative Agent, for the benefit of the Lenders on a ratable basis (according to each Lender's respective Percentage), if applicable, as follows:

                           (i) first, to all fees (other than the accrual portion of the Development Fee) and expenses then due from the Borrower under this Agreement and the Loan Documents;

                           (ii) second, to all accrued and unpaid interest on the Obligations;

                           (iii) third, to the aggregate outstanding principal amount of the Revolving Loans;

                           (iv) fourth, after all Revolving Loans have been reduced to Zero Dollars ($0) (together with all accrued and unpaid interest thereon), to the aggregate outstanding principal amount of the Term Loans; and

                           (v) fifth, after the Revolving Commitments have been reduced to Zero Dollars ($0), and all Revolving Loans and all Term Loans have been fully and finally paid (together with all accrued and unpaid interest thereon), to the accrual portion of the Development Fee.

Upon each application of Net Disposition Proceeds as set forth in clause (iii) of this Section 2.7(b), the Revolving Commitments shall be permanently reduced, on a ratable basis (according to each Lender's respective Percentage), by the amount of the Net Disposition Proceeds so applied.

         (c) Deficiency. If, as a result of any such mandatory reduction or event requiring the application of Net Disposition Proceeds under this Section 2.7, a Deficiency occurs, the Borrower shall, on the date of such mandatory reduction or such application, pay to the Administrative Agent, as a repayment of the Revolving Loans for the benefit of the Lenders, an amount sufficient to eliminate such Deficiency together with all accrued and unpaid interest on the amount so repaid to the date of such repayment.

                  SECTION 2.8       Repayment and Prepayment.

                  (a) Prepayment of the Term Loans. Subject to the terms of
Section 2.7(b) and Section 2.8(b) hereof, after the Revolving Commitments shall have been reduced to Zero Dollars ($0) and all Revolving Loans shall have been fully and finally paid (together with all interest thereon), the Borrower shall have the right at any time and from time thereafter to time to prepay on a ratable basis (according to each Lender's respective Percentage) all or any part, as designated by the Borrower, of the aggregate principal amount of the Term Loans then outstanding, plus accrued and unpaid interest on the amount so prepaid to the date of such prepayment.

                  (b) Proceeds. Subject to the terms of Section 2.7(b) hereof, the Borrower shall, concurrently with the receipt by it or any of its Subsidiaries of any Proceeds, deliver such Proceeds to the Administrative Agent. All such Proceeds shall be promptly applied by the Administrative Agent, for the benefit of the Lenders on a ratable basis (according to each Lender's respective Percentage), if applicable, as follows:

                           (i) first, to all fees (other than the accrual portion of the Development Fee) and expenses then due from the Borrower under this Agreement and the Loan Documents;

                           (ii) second, to all accrued and unpaid interest on the Obligations;

                           (iii) third, to the aggregate outstanding principal amount of the Revolving Loans;

                           (iv) fourth, after all Revolving Loans have been reduced to Zero Dollars ($0) (together with all accrued and unpaid interest thereon), to the aggregate outstanding principal amount of the Term Loans; and

                           (v) fifth, after the Revolving Commitments have been reduced to Zero Dollars ($0), and all Revolving Loans and all Term Loans have been fully and finally paid (together with all accrued and unpaid interest thereon), to the accrual portion of the Development Fee.

Upon each application of Proceeds as set forth in clauses (iv) and (v) of this
Section 2.8(b), the aggregate outstanding principal amount of the Term Loans and/or the unpaid amount of the accrual portion of the Development Fee, as the case may be, shall be permanently reduced, on a ratable basis (according to each Lender's respective Percentage), by the amount of the Proceeds so applied. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement or any other Loan Document, all Proceeds realized by the Collateral Agent, for itself and for the ratable benefit of the Lenders, in respect of the Key Man Policy under the Collateral Assignment of Life Insurance Policy shall be first applied to the aggregate outstanding principal amount of the Term Loans on a ratable basis (according to each Lender's respective Percentage) and thereafter, in accordance with the application schedule set forth in clauses
(i), (ii), (iii), (iv) and (v) of this Section 2.8(b).

                  (c) Administration. Prior telephonic, written or telecopy notice (in the case of telephonic notice such notice shall be promptly confirmed by written or telecopy notice) of each repayment or prepayment under this
Section 2.8 must be received by the Administrative Agent not later than 12:00 noon, Cleveland, Ohio, time, on the Business Day of the repayment or prepayment. The Administrative Agent shall promptly upon receipt of such notice notify each Lender of such proposed repayment or prepayment. Any repayment or prepayment under this Section 2.8 shall be without premium or penalty. Each notice of a repayment or prepayment shall specify the repayment or prepayment date and the amount to be repaid or prepaid, shall be irrevocable and shall commit the Borrower to repay or prepay such amount stated therein on the date stated therein.

                                   ARTICLE III

                                      FEES

                  SECTION 3.1 Participant Fee. The Borrower shall pay to the Administrative Agent for the ratable account of each Lender (according to each such Lender's respective Percentage), an annual participant fee equal to three-quarters of one percent (3/4%) of the aggregate Commitments as in effect on the date such fee (or partial payment thereof) is due hereunder (the "Participant Fee"). The Participant Fee for the 1995 Period shall be paid by the Borrower on the Effective Date. The Participant Fee for the period commencing on February 1, 1996 and ending on January 31, 1997 shall be paid by the Borrower as follows: (i) on February 1, 1996, fifteen thirty-seconds of one percent (15/32%) of the aggregate Commitments as in effect on such date shall be paid, (ii) on May 1,1996, three thirty-seconds of one percent (3/32%) of the aggregate Commitments as in effect on such date shall be paid, (iii) on August 1, 1996, three thirty-seconds of one percent (3/32%) of the aggregate Commitments as in effect on such date shall be paid, and (iv) on November 1, 1996, three thirty-seconds of one percent (3/32%) of the aggregate Commitments as in effect on such date shall be paid. In the event that on or prior to January 31, 1997 the Borrower shall reduce the Revolving Commitments to Zero Dollars ($0) and fully and finally pay the outstanding principal amount of all Revolving Loans and all Term Loans (together with all accrued and unpaid interest on such amount to the date of repayment), the Borrower shall not be obligated to make any of the payments in respect of any of the fees set forth in this Section 3.1 which would have otherwise been due hereunder after the date of such reduction and payment in full. Notwithstanding the foregoing or anything to the contrary set forth herein, in the event that the Commitments shall have been terminated under Section 8.2 or Section 8.3 hereof, all fees under this Section
3.1 which would have otherwise been due and payable by the Borrower on and after the date of such termination of the Commitments shall be deemed to have been earned by the Lenders immediately preceding such termination of the Commitments, shall be immediately due and payable by the Borrower, and shall be calculated with reference to the aggregate Commitments as in effect immediately preceding such termination.

                  SECTION 3.2 Agent Fees. The Borrower shall pay (i) an annual administrative agent fee in the amount of Seventy-Five Thousand Dollars ($75,000) to the Administrative Agent, for the sole account of the Administrative Agent, and (ii) an annual collateral agent fee in the amount of Seventy-Five Thousand Dollars ($75,000) to the Collateral Agent, for the sole account of the Collateral Agent. Such annual administrative agent fee and annual collateral agent fee each shall be paid by the Borrower to the Administrative Agent of the Collateral Agent, as the case may be, on the Effective Date and on February 1, 1996. In addition, the Borrower shall pay to each Co-Agent a co-agent fee in the amount of Five Hundred Thousand Dollars ($500,000) each, payable in seven (7) consecutive quarterly installments commencing on the Effective Date and thereafter on the first day of each Fiscal Quarter of the Borrower (each such date being referred to herein as an "Accrual Date"). The amount of the quarterly payments of such co-agent fee to be paid to each Co-

Agent shall be as follows: (i) Two Hundred Eighty-Five Thousand Seven Hundred Fifteen Dollars ($285,715) shall be paid to each Co-Agent on the first Accrual Date, and (ii) Thirty-Five Thousand Seven Hundred Fifteen Dollars ($35,715) shall be paid to each Co-Agent on the next six (6) consecutive Accrual Dates. In the event that on or prior to January 31, 1997 the Borrower shall reduce the Revolving Commitments to Zero Dollars ($0) and fully and finally pay the outstanding principal amount of all Revolving Loans and all Term Loans (together with all accrued and unpaid interest on such amount to the date of repayment), the Borrower shall not be obligated to make any of the payments in respect of any of the fees set forth in this Section 3.2 which would have otherwise been due hereunder after the date of such reduction and payment in full. Notwithstanding the foregoing or anything to the contrary set forth herein, in the event that the Commitments shall have been terminated under Section 8.2 or
Section 8.3 hereof, all fees under this Section 3.2 which would have otherwise been due and payable by the Borrower on and after the date of such termination of the Commitments shall be deemed to have been earned by the Lenders immediately preceding such termination of the Commitments and shall be immediately due and payable by the Borrower.

                  SECTION 3.3 Development Fee. The Borrower shall pay to the Administrative Agent for the ratable account of each Lender (according to each such Lender's respective Percentage) a development fee ("Development Fee") in an amount not to exceed Seven Million Five Hundred Thousand Dollars ($7,500,000) (such amount being the "Development Fee Maximum Amount"), calculated as set forth in this Section 3.3. The Development Fee shall comprise the following two
(2) components: (a) a cash portion in the amount of Five Hundred Thousand Dollars ($500,000) which shall be paid by the Borrower on the Effective Date (the "Development Fee Cash Portion"); and (b) an accrual portion which shall accrue at the rate of One Million Dollars ($1,000,000) on the Effective Date and thereafter at the rate of One Million Dollars ($1,000,000) on each subsequent Accrual Date. On the earlier to occur of (y) the date on which the Revolving Commitments shall have been reduced to Zero Dollars ($0) and the Borrower shall have repaid all of the then outstanding principal amount of the Revolving Loans and the Term Loans in full, and (z) the Expiration Date (such earlier date being referred to as the "Accrual Portion Payment Date"), the Borrower shall pay an amount equal to the product of One Million Dollars ($1,000,000) times the number of Accrual Dates (including the Effective Date) which have occurred prior to January 31, 1997, reduced by the lesser of:

                           (i) forty percent (40%) of the Year One Excess (as defined below), increased by fifteen percent (15%) of the Year Two Amount (as defined below) if such amount is positive, or reduced by forty percent (40%) of the absolute value of the Year Two Amount if such amount is negative; and

                           (ii) Seven Hundred Thousand Dollars ($700,000) times the number of Accrual Dates (including the Effective Date) which have occurred prior to January 31, 1997;

provided, however, that the amount of the reduction calculated pursuant to clause (i) or clause (ii) above shall be deemed to be zero (0) if an Event of Default under Section 8.1.1 shall have occurred and be continuing on the Accrual Portion Payment Date (other than an Event of Default which shall occur as a result of the Borrower's failure to fully and finally pay and perform all of the Obligations on such Accrual Portion Payment Date). For purposes of this Section 3.3:

                  (A)      The "Year One Excess" means the greater of:

                           (i) Fifty-Seven Million Three Hundred Thousand Dollars ($57,300,000), minus the aggregate amount of the Revolving Commitments in effect at the close of business on January 31, 1996; and

                           (ii)     zero; and

                  (B) The "Year Two Amount" means Forty-Four Million Three Hundred Thousand Dollars ($44,300,000), minus the aggregate amount of the Revolving Commitments in effect at January 31, 1997, minus the Year One Excess.

Notwithstanding the foregoing or anything to the contrary set forth herein, in the event that the Commitments shall have been terminated under Section 8.2 or
Section 8.3 hereof, the Development Fee Maximum Amount (less the Development Fee Cash Portion) shall be deemed to have been earned by the Lenders immediately preceding such termination of the Commitments and shall be immediately due and payable by the Borrower, without any of the reductions set forth in this Section
3.3 or any other adjustment.

                                   ARTICLE IV

                            CERTAIN OTHER PROVISIONS

                  SECTION 4.1 Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by any Lender or any Person controlling such Lender, and such Lender determines (in its sole and absolute discretion) that the rate of return on its or such controlling Person's capital as a consequence of the Loans made by such Lender is reduced to a level below that which such Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender to the Borrower, the Borrower shall immediately pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return. A statement of such Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, such Lender may use any reasonable method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

                  SECTION 4.2 Taxes. All payments by the Borrower of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by any Lender's net income or receipts (such non-excluded items being called "Taxes"). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will

                  (a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

                  (b) promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and

                  (c) pay to the Administrative Agent for the account of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Administrative Agent or any Lender with respect to any payment received by the Administrative Agent or such Lender hereunder, the Administrative Agent or such Lender may pay such Taxes and the Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as are necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had not such Taxes been asserted.

                  If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent, for the account of the respective Lenders, the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders for any incremental Taxes, interest or penalties that may become payable by any Lender as a result of any such failure. For purposes of this Section 4.2, a distribution hereunder by the Administrative Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

                  Upon the request of the Borrower or the Administrative Agent, each Lender that is organized under the laws of a jurisdiction other than the United States shall, prior to the due date of any payments under the Notes, execute and deliver to the Borrower and the Administrative Agent, on January 31 of each calendar year, one or more (as the Borrower or the Administrative Agent may reasonably request) United States Internal Revenue Service Forms 4224 or Forms 1001 or such other forms or documents (or successor forms or documents), appropriately completed, as may be applicable to establish the extent, if any, to which a payment to such Lender is exempt from withholding or deduction of Taxes.

                  SECTION 4.3 Payments, Computations, Etc. Unless otherwise expressly provided, all payments by the Borrower pursuant to this Agreement, the Notes or any other Loan Document shall be made by the Borrower to the Administrative Agent for the pro rata account of the Lenders entitled to receive such payment. All such payments required to be made to the Administrative Agent shall be made, without setoff, deduction or counterclaim, not later than 11:00 a.m., Cleveland, Ohio, time, on the date due, in same day or immediately available funds, to such account as the Administrative Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in same day funds to each Lender its share, if any, of such payments received by the Administrative Agent for the account of such Lender. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of three hundred sixty (360) days. Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

                  SECTION 4.4 Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Sections 4.1 and 4.2) in excess of its pro rata share (according to such Lender's Percentage) of payments then or therewith obtained by all Lenders, such Lender shall purchase from the other Lenders such participations in Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender's ratable share (according to the proportion of

                  (a) the amount of such selling Lender's required repayment to the purchasing Lender to

                  (b) the total amount so recovered from the purchasing Lender)

of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.5) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

                  SECTION 4.5 Setoff. Each Lender shall, upon the occurrence of any Event of Default described in clauses (a) through (f) of Section 8.1.8 or any other Event of Default, have the right to set off against, and to appropriate and apply to the payment of the Obligations owing to it (whether or not then due) (i) any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with such Lender and (ii) all other Indebtedness (other than Non-Recourse Debt) then held or owing by such Lender to or for the credit or account of the Borrower; provided, however, that any such setoff, appropriation and application shall be subject to the provisions of Section 4.4. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender may have.

                  SECTION 4.6 Use of Proceeds. The Borrower shall use the proceeds of the Loans for general corporate purposes and working capital purposes; without limiting the foregoing, no proceeds of any Loan will be used to purchase or carry any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934 or any "margin stock", as defined in F.R.S. Board Regulation U.

                                    ARTICLE V

                           CONDITIONS TO EFFECTIVENESS

                  SECTION 5.1 Conditions to Effectiveness. This Agreement shall become effective on the date the following conditions shall have been fulfilled to the satisfaction of the Co-Agents in addition to the conditions set forth in
Section 5.2 hereof (such date being referred to as the "Effective Date"):

                  (a) the Borrower shall have delivered to the Co-Agents certified copies of the resolutions of the board of directors of each of the Borrower and LDI Computer Rentals, Inc. evidencing approval of the execution and delivery of each of the Loan Documents to which it is a party;

                  (b) the Borrower shall have delivered to the Co-Agents a favorable opinion of counsel for the Borrower and LDI Computer Rentals, Inc. in form and substance and covering such matters as the Co-Agents may request;

                  (c) the Borrower shall have delivered to the Co-Agents a certificate of the secretary or assistant secretary of each of the Borrower and LDI Computer Rentals, Inc., certifying the names of the officers of the Borrower and LDI Computer Rentals, Inc. authorized to sign each Loan Document to which it is a party, together with the true signatures of such officers;

                  (d) the Borrower shall have delivered the Senior Borrower Security Agreement, substantially in the form attached hereto as Exhibit B-1, and the Subordinated Borrower Security Agreement, substantially in the form attached hereto as Exhibit B-3, each executed by an

         Authorized Officer of the Borrower in favor of the Collateral Agent and the Lenders;

                  (e) the Borrower shall have delivered to the Co-Agents (i) all consents from the Borrower's and LDI Computer Rentals, Inc.'s other existing lenders which are required to allow the liens in favor of the Collateral Agent contemplated hereby to be placed upon the Collateral,
         (ii) all lien releases or lien subordinations to enable the Collateral Agent and the Lenders to have a perfected first priority lien on and security interest in the Collateral, each of which shall be in form and substance satisfactory to the Co-Agents, and (iii) all landlord, mortgagee, warehouseman and other similar waivers deemed necessary by the Co-Agents, each of which shall be in form and substance satisfactory to the Co-Agents, including a mortgagee waiver to be executed by Marine Midland Realty Credit Corporation with respect to 4770 Hinckley Industrial Parkway, Cleveland, Ohio;

                  (f) all reasonable fees and out-of-pocket expenses of (i) counsel for each of the Co-Agents, (ii) all consultants hired by such counsel or by the Co-Agents, and (iii) the Collateral Agent in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby shall have been paid;

                  (g) the Co-Agents shall have received from the Borrower and LDI Computer Rentals, Inc. certificates of insurance in form, amounts, coverages and with an insurer, loss payee/coinsured endorsements, and riders providing at least thirty (30) days prior written notice of non-renewal, amendments or cancellation acceptable to the Co-Agents;

                  (h) the Borrower and LDI Computer Rentals, Inc. each shall have delivered to the Co-Agents a certificate of its President and Chief Executive Officer, in form and substance acceptable the Co-Agents, in their sole discretion, certifying that, as of the Effective Date,

                                     (i) the representations and warranties set
                  forth in Article VI of this Agreement, in the other Loan Documents and otherwise made in writing by or on behalf of the undersigned in connection with the transactions contemplated by this Agreement or any of the other Loan Documents are true and correct with the same effect as if made on and as of the Effective Date,

                                     (ii) no Default exists on the Effective
                  Date, and

                                    (iii) since the date of the financial
                  statements described in Section 6.5, there has been no material adverse change in the condition (financial or otherwise), operations, assets, business, properties or prospects of the Borrower and its Subsidiaries;

                  (i) the Borrower shall have delivered to the Co-Agents and the Collateral Agent a Borrowing Base Certificate setting forth the Borrowing Base Amount as of May 31, 1995;

                  (j) the Borrower shall have delivered each of the Notes (appropriately completed) executed by an Authorized Officer of the Borrower;

                  (k) each of Lenders shall have completed all due diligence with respect to the Borrower and its Subsidiaries deemed necessary by the Lenders;

                  (l) each of Lenders and the Collateral Agent shall possess (i) perfected first priority liens on and security interests in the Collateral, and (ii) perfected liens on and security interests in certain other assets of the Borrower and LDI Computer Rentals, Inc. as determined by the Lenders in their sole discretion, with priority acceptable to the Lenders, in their sole discretion;

                  (m)  [INTENTIONALLY OMITTED];

                  (n)  [INTENTIONALLY OMITTED];

                  (o) the Lenders shall have equalized in accordance with the terms of that certain Intercreditor Agreement, dated as of July 29, 1994, by and among the Borrower and certain other parties;

                  (p) the Borrower shall have delivered (i) an Open-End Mortgage (Leasehold), Security Agreement and Collateral Assignment in substantially the form attached hereto as Exhibit L-1, executed by an Authorized Officer of the Borrower, with respect to the real property located at 23350 Broadway Avenue, Oakwood, Ohio (the "Oakwood Mortgage") and (ii) an Assignment of Leases and Rentals in substantially the form attached hereto as Exhibit L-3, executed by an Authorized Officer of the Borrower, with respect to the real property located at 23350 Broadway Avenue, Oakwood, Ohio (the "Assignment of Leases") (the Oakwood Mortgage and the Assignment of Leases are collectively referred to herein as the "Mortgages");

                  (q) the Borrower shall have delivered to the Collateral Agent a commitment to issue a Title Insurance Policy in ALTA form and otherwise satisfactory to the

         Required Lenders, in their sole discretion, with respect to the Mortgages;

                  (r) the Borrower shall have executed and delivered a Cash Collateral and Account Maintenance Agreement, substantially in the form attached to each of the Borrower Security Agreements as Exhibit VI, executed by an Authorized Officer of the Borrower;

                  (s) the Borrower shall have delivered to the Co-Agents copies of all material lease pool documents with the following Persons (such copies to be certified as true correct and complete by an Authorized Officer of the Borrower as of the Effective Date):

                           (i) Sanwa Business Credit Corporation,

                           (ii) CXC/Citicorp North America, Inc., and

                           (iii) The Dai-Ichi Kangyo Bank, Ltd.;

                  (t) the Collateral Agent shall have received fully executed Sweep Agreements, each to be substantially in the form attached to each of the Borrower Security Agreements as Exhibit VIII, with respect to the accounts of the Borrower located at the following financial institutions:

                           (i)    Bank One, Cleveland,
                           (ii)   Fifth Third Bank,
                           (iii)  National City Bank,
                           (iv)   Society National Bank,
                           (v)    Star Bank, National Association, and
                           (vi)   Comerica Bank;

                  (u) the Borrower shall have delivered to the Co-Agents copies of all material documents executed and delivered in connection with the Note Purchase Agreement, dated as of July 2, 1991, between the Borrower and Olympus Private Placement Fund, L.P., and all amendments to such documents (such copies to be certified as true, correct and complete by an Authorized Officer of the Borrower as of the Effective Date);

                  (v) the Borrower shall have delivered to the Co-Agents copies of all material documents and agreements with respect to the governance of the Picker Joint Venture, and all other agreements and documents relating to any Indebtedness of the Picker Joint Venture (other than Indebtedness for which neither the obligee nor any other Person has any legal recourse against the Picker Joint Venture), and all amendments to such agreements and documents (such copies to be certified as true, correct and complete by an Authorized Officer of the Borrower as of the Effective Date);

                  (w)  [INTENTIONALLY OMITTED];

                  (x)  [INTENTIONALLY OMITTED];

                  (y) the Collateral Agent shall have received evidence satisfactory to the Collateral Agent, in its sole discretion, that all necessary filings with the FAA have been made with respect to all aircraft and aircraft engines covered by the Borrower Security Agreement;

                  (z) the Borrower shall have delivered to the Collateral Agent the original stock certificates (together with stock powers executed in blank) with respect to the capital stock owned by the Borrower of the following corporations:

                           (i)    Data Broadcasting Corporation,
                           (ii)   LDI Lease Receivables Funding Corp.,
                           (iii)  Broadway Stores,
                           (iv)   Wang Labs,
                           (v)    Bulk Materials, Inc.,
                           (vi)   CruisePhone, Inc., and
                           (vii)  LDI Computer Rentals, Inc.;

                  (aa) the Borrower shall have delivered to the Collateral Agent the original MRK Note (together with an allonge with respect thereto);

                  (ab) the Borrower shall have delivered to the Required Lenders evidence satisfactory to the Required Lenders, in their sole discretion, that all principal payments in respect of any Subordinated Debt have been subordinated to the prior and final payment in full of the Obligations;

                  (ac) the Borrower shall have delivered to the Co-Agents written agreements, in substantially the form attached hereto as Exhibit N, executed and delivered by each of Kendall, Kennedy and Cutter in favor of the Lenders;

                  (ad) the Borrower shall have delivered to the Co-Agents (i) a certificate issued by the Secretary of State of New Jersey with respect to the status of the Borrower as a foreign corporation in good standing and qualified to do business in New Jersey, and (ii) a certificate issued by the Secretary of State of Minnesota with respect to the status of the Borrower as a foreign corporation in good standing and qualified to do business in Minnesota, or (iii) in the event that the Borrower is not required to qualify to do business in New Jersey or Minnesota, as the case may be, a copy of the Notice of Business Activities Report filed with the New Jersey Division of Taxation or the Minnesota

         Division of Taxation, as the case may be, for the 1995 calendar year;

                  (ae) LDI Computer Rentals, Inc. shall have delivered the Subsidiary Security Agreement, substantially in the form attached hereto as Exhibit B-2, and the Guaranty of Payment of Debt (the "Subsidiary Guaranty"), substantially in the form attached hereto as Exhibit O, each executed by an Authorized Officer of LDI Computer Rentals, Inc. in favor of the Collateral Agent and the Lenders; and

                  (af) any other delivery items and conditions which the Required Lenders deem necessary, in their sole discretion, in connection with this Agreement shall have been delivered or satisfied.

                  SECTION 5.2 All Borrowings. The obligation of each Lender to make a Revolving Loan to the Borrower in connection with each Borrowing (including the initial Borrowing) hereunder is subject to the prior or concurrent satisfaction of each of the following conditions:

                  (a) the Administrative Agent shall have timely received from the Borrower the notice of Borrowing required by Section 2.3;

                  (b) before and after giving effect to such Borrowing, no Default shall exist which has not been waived in accordance with the terms hereof;

                  (c) the representations and warranties set forth in Article VI and in each of the other Loan Documents shall be true and correct with the same effect as if made on and as of the date of such borrowing except to the extent that any thereof expressly relate to an earlier date; and

                  (d) before and after giving effect to such Borrowing, no Deficiency has occurred or will occur.

Each request for a Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower as of the date of such Borrowing that the statements in clauses (b), (c) and (d) of this Section are true and correct.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

                  In order to induce the Lenders and the Co-Agents to enter into this Agreement and to make Loans hereunder, the Borrower represents and warrants unto the Co-Agents and each Lender as set forth in this Article VI.

                  SECTION 6.1 Organization, etc. The Borrower and each Subsidiary of the Borrower is a corporation validly organized and existing and in good standing under the laws of the state of its incorporation, is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under this Agreement, the Notes and each other Loan Document to which it is a party and to own and hold under lease its property and to conduct its business as currently conducted by it and as proposed to be conducted by it.

                  SECTION 6.2 Due Authorization, Non-Contravention, etc. The execution, delivery and performance by the Borrower of this Agreement, the Notes and each other Loan Document executed or to be executed by it, and the execution, delivery and performance by each other Obligor of each Loan Document executed or to be executed by it are within the Borrower's and each such Obligor's corporate powers, have been duly authorized by all necessary corporate action, and do not

                  (a) contravene, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under the Borrower's or any such Obligor's Organic Documents;

                  (b) contravene, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any contractual restriction, law or governmental regulation or court decree or order binding on or affecting the Borrower or any such Obligor; or

                  (c) result in, or require the creation or imposition of, any Lien on any of the Borrower's or any such Obligor's properties.

                  SECTION 6.3 Governmental Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with or consent of, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower or any other Obligor of this Agreement, the Notes or any other Loan Document to which it is a party. Neither the Borrower nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                  SECTION 6.4 Validity, etc. This Agreement constitutes, and the Notes and each other Loan Document executed by the Borrower will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms; and each Loan Document executed pursuant hereto by each other Obligor will, on the due execution and delivery thereof by such Obligor, be the legal, valid and binding obligation of such Obligor enforceable in accordance with its terms.

                  SECTION 6.5 Financial Information. The balance sheets of the Borrower and each of its Subsidiaries as at January 31, 1995 and as at April 30, 1995, and the related statements of earnings and cash flow of the Borrower and each of its Subsidiaries, copies of which have been furnished to each Lender, have been prepared in accordance with GAAP applied on a basis consistent with those used by Borrower during its immediately preceding Fiscal Year, and present fairly, in all material respects, the consolidated financial condition of the corporations covered thereby as at the dates thereof and the results of their operations for the periods then ended.

                  SECTION 6.6 No Material Adverse Change. Since the date of the financial statements described in Section 6.5, there has been no material adverse change in the condition (financial or otherwise), operations, assets, business, properties or prospects of the Borrower and its Subsidiaries.

                  SECTION 6.7 Litigation, Labor Controversies, etc. Exhibit E hereto sets forth all pending litigation, actions, proceedings and labor controversies affecting the Borrower or any of its Subsidiaries, or any of their respective properties, businesses, assets or revenues existing on the Effective Date, which involves potential damages thereunder in an amount of One Million Dollars ($1,000,000) or more, or which may otherwise materially and adversely affect the condition (financial or otherwise), operations, assets, business, properties or prospects of the Borrower or any Subsidiary of the Borrower, or which purports to affect the legality, validity or enforceability of this Agreement, the Notes or any other Loan Document. There is no pending or, to the knowledge of the Borrower, threatened litigation, action, proceeding, or labor controversy affecting the Borrower or any of its Subsidiaries, or any of their respective properties, businesses, assets or revenues, which (i) involves a potential award of damages in an amount of One Million Dollars ($1,000,000) or more, except as otherwise set forth on Exhibit E on the date hereof and except as is covered by insurance, (ii) may otherwise materially and adversely affect the condition (financial or otherwise), operations, assets, business, properties or prospects of the Borrower or any Subsidiary of the Borrower, or (iii) which purports to affect the legality, validity or enforceability of this Agreement, the Notes or any other Loan Document.

                  SECTION 6.8 Subsidiaries. The Borrower has no Subsidiaries, except those Subsidiaries which are set forth on Exhibit F hereto. With the exception of LDI Computer Rentals, Inc., none of Borrower's Subsidiaries is actively engaged in operations.

                  SECTION 6.9 Ownership of Properties. The Borrower and each of its Subsidiaries owns good and marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges or claims (including infringement claims with respect to patents, trademarks, copyrights and the like) except as permitted pursuant to Section 7.2.3.

                  SECTION 6.10 Taxes. The Borrower and each of its Subsidiaries has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be due and owing or due and owing pursuant to any assessment received by the Borrower or any Subsidiary of Borrower, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

                  SECTION 6.11 Pension and Welfare Plans. No steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by the Borrower or any member of the Controlled Group of any material liability, fine or penalty. Neither the Borrower nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

                  SECTION 6.12 Environmental Warranty. All facilities and property owned, operated or leased by the Borrower and/or any of its Subsidiaries have been, and continue to be, owned, operated or leased by the Borrower and/or its Subsidiaries in compliance with all Environmental Laws, the noncompliance with which could have a material adverse effect on the business, operations, property, assets, prospects or condition, financial or otherwise, of the Borrower or of any of its Subsidiaries. The Borrower and/or its Subsidiaries have no liability with respect to any Environmental Laws, the violation of which could have a material adverse effect on the business, operations, property, assets, prospects or condition, financial or otherwise, of the Borrower or of any of its Subsidiaries. To the best knowledge of the Borrower, neither the Borrower nor any of its Subsidiaries is a party to any agreement with any other Person whereby the Borrower or any such Subsidiary has agreed to indemnify such Person for any losses, costs, liabilities or damages incurred by such Person with respect to any actions, causes of action, suits or any other matters relating to Environmental Laws or any violations thereof, where the amount of such losses, costs, liabilities or damages has the potential, based on the Borrower's understanding and belief, of exceeding One Hundred Thousand Dollars ($100,000).

                  SECTION 6.13 Regulations G, U and X. Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans will be used, directly or indirectly, for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation G, U or X. Terms for which meanings are provided in F.R.S. Board Regulation G, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

                  SECTION 6.14 Investment Company Act; Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

                  SECTION 6.15 Solvency. Borrower has received consideration which is the reasonable equivalent value of the obligations and liabilities that Borrower has incurred to the Lenders. Borrower is solvent as defined in any applicable state or federal statute, and Borrower will not be rendered insolvent by the execution and delivery of this Agreement or any Loan Document. Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it shall be an unreasonably small capital, taking into consideration the obligations incurred in connection with this Agreement or any other Loan Document. Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay them as they mature.

                  SECTION 6.16 No Default. No event has occurred and is continuing which constitutes, or which, with the passage of time or the giving of notice or both, would constitute, a default under or in respect of any agreement, instrument or undertaking with respect to any Indebtedness (other than Non-Recourse Debt) to which the Borrower or any Subsidiary of Borrower is a party or by which the Borrower or any Subsidiary of Borrower or any of their respective assets are bound, having an outstanding principal amount individually or in the aggregate, in excess of Five Hundred Thousand Dollars ($500,000); and no Default or Event of Default exists hereunder, nor will any begin to exist immediately after the execution and delivery of this Agreement and the other Loan Documents or immediately after the making of any Loan.

                  SECTION 6.17 Adverse Contracts. Neither the Borrower nor any Subsidiary of the Borrower is a party to, nor are any of them or any of their respective properties subject to or bound by, any long term lease, forward purchase contract or future contract, covenant not to compete, or other agreement which restricts its ability to conduct its business, or has a material adverse effect or could have a material adverse effect on its financial condition, results of operations or business.

                  SECTION 6.18 Full Disclosure. This Agreement, the financial statements delivered in connection herewith, the representations and warranties set forth herein and in any other Loan Document, do not and will not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein, in light of the circumstances under which they were made, not misleading.

                  SECTION 6.19 Leases of Aircraft. Borrower is not a party to any Capital Lease or operating Lease for the lease of aircraft other than that certain (i) Amended and Restated Aircraft Lease Agreement 533, dated as of March 30, 1992, between the Borrower, as lessor, and Continental Airlines, Inc., as lessee, relating to DC-9-32 aircraft N17533, s/n 47281, and JT8D-9A engines s/n 666960 and 657191, and (ii) Amended and Restated Aircraft Lease Agreement 538, dated as of March 30, 1992, between the Borrower, as lessor, and Continental Airlines, Inc., as lessee, relating to DC-9-32 aircraft N12538, s/n 47218, and JT8D-9A engines s/n 666693 and 656906.

                                   ARTICLE VII

                                    COVENANTS

                  SECTION 7.1 Affirmative Covenants. The Borrower agrees with each Lender that, until each of the Commitments have expired and until all Obligations have been paid and performed in full, the Borrower will perform and observe and will cause each Subsidiary to perform and observe the obligations set forth in this Section 7.1.

                  SECTION 7.1.1 Financial Information, Reports, Notices, Etc. The Borrower will furnish, or will cause to be furnished, to each Lender (unless otherwise noted) copies of the following financial statements, reports, notices and information:

                  (a) on the respective dates set forth on Annex C hereto, copies of all of the financial statements, reports and other information set forth on Annex C hereto, each certified by the President, Treasurer, Chief Financial

         Officer or Chief Accounting Officer of Borrower to have been prepared in good faith;

                  (b) as soon as available and in any event within ninety (90) days after the end of each Fiscal Year of the Borrower, a copy of the annual audit report for such Fiscal Year for the Borrower and its Subsidiaries, including therein consolidated and consolidating (by business segment) balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and consolidated and consolidating (by business segment) statements of earnings of the Borrower and its Subsidiaries and consolidated statements of cash flow of the Borrower and its Subsidiaries, each for such Fiscal Year and a consolidated statement of stockholder's equity of the Borrower and its Subsidiaries reflecting the operations during such Fiscal Year, all in reasonable detail, and setting forth comparable figures for the same accounting period in the preceding Fiscal Year, and in each case (except as to the consolidating balance sheets of the Borrower and its Subsidiaries and the consolidating statements of earnings of the Borrower and its Subsidiaries) certified (without any Impermissible Qualification) by independent public accountants of national standing acceptable to the Required Lenders, in their sole discretion, including, but not limited to, a certification of such accounting firm that in making its examination upon which the audit report is based, no information came to its attention which to its knowledge indicated that a Default or an Event of Default had occurred or specifying any such Default or Event of Default;

                  (c) concurrently with the delivery of each of the financial statements required by clause (b) of this Section 7.1.1, a certificate signed by its President, Chief Financial Officer, Chief Accounting Officer or Treasurer, (i) certifying that he or she has reviewed the provisions of this Agreement, (ii) stating that (A) no Default or Event of Default has occurred and is continuing, or (B) a Default or an Event of Default has occurred and is continuing (such statement to include a description of (y) the nature of those Default(s) or Event(s) of Default in detail satisfactory to the Lenders, and (z) the action which Borrower has taken and proposes to take in order to cure the same), or
         (C) a Default or Event of Default had occurred and was continuing (since the end of the period covered by the last financial certificate delivered to the Lenders hereunder), but that such Default or Event of Default no longer exists (such statement to include a description of (y) the nature of those Default(s) or Event(s) of Default in detail satisfactory to the Lenders, and (z) the facts or computations on which the Borrower bases its belief that those Default(s) or Event(s) of Default have been cured), and (iii) setting forth (in sufficient detail) the information and calculations required in order to establish whether the Borrower was in compliance with the financial covenants set forth in
         Section 7.2.4 at the end of the period covered by the financial statements then being furnished;

                  (d) as soon as possible and in any event within three (3) days after the occurrence of each Default or Event of Default, a statement of the President, the Treasurer or the Chief Financial Officer of the Borrower, setting forth details of such Default and the action which the Borrower has taken and proposes to take with respect thereto;

                  (e) as soon as possible and in any event within three (3) days after becoming aware of (y) the occurrence of any material adverse development with respect to any litigation, action, proceeding, or labor controversy described in Section 6.7 or (z) the commencement of any labor controversy, litigation, action or proceeding of the type described in Section 6.7, notice thereof and copies of all documentation relating thereto; provided, however, that the Borrower shall only be obligated to deliver the information and documents referred to in this Section 7.1.1(e) to the Co-Agents;

                  (f) promptly after the sending or filing thereof, copies of all proxy statements, notices and reports which the Borrower sends to any of its security holders, and all reports, notices and registration statements which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange or any other regulatory agency;

                  (g) immediately upon obtaining knowledge of the institution of any steps by the Borrower or any other Person to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Borrower furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in the incurrence by the Borrower of any liability, fine or penalty, or any increase in the contingent liability of the Borrower with respect to any post-retirement Welfare Plan benefit, notice thereof and copies of all documentation relating thereto; provided, however, that the Borrower shall only be obligated to deliver the information and documents referred to in this Section 7.1.1(g) to the Co-Agents;

                  (h) promptly after the receipt thereof by the Borrower, copies of any interim audit of the accounts of the Borrower or any of its Subsidiaries;

                  (i) immediately upon receipt thereof by the Borrower, copies of all management letters given to the Borrower by the Borrower's independent public accountants;

                  (j) as soon as available and in any event within thirty (30) days after the end of each Fiscal Quarter of the Borrower, a listing of all new lease transactions executed during such Fiscal Quarter, in such detail as to permit to be conducted an appraisal of the residual values associated with each such lease transaction, based on a random sampling format (with a particular emphasis on those leases having residual values in excess of $100,000 on a net present value basis as carried on the books of the Borrower for such Fiscal Quarter); such appraisal shall be conducted by the Required Lenders (or a consultant hired by the Co-Agents or by counsel to the Co-Agents) and shall otherwise be in form and substance satisfactory to the Required Lenders, in their sole discretion; and such appraisal shall be obtained by the Lenders at Borrower's expense and the Borrower shall also reimburse the Lenders for the cost of an annual update of that certain Leased Equipment Portfolio Residual Value and Inventory Appraisal of LDI Corporation, dated March 13, 1995, prepared by Independent Equipment Company;

                  (k) promptly upon the Borrower's learning that the Eligibility Ratio for a Person whose Leases are rated one (1) or two (2) under the Borrower's credit rating system as in effect on January 31, 1994 exceeds 0.10 to 1.00, the Borrower shall deliver written notice to the Co-Agents to that effect setting forth such Person's actual Eligibility Ratio as of the date of such notice; and

                  (l) such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Co-Agent or any Lender through any Co-Agent may from time to time request.

                  Notwithstanding the foregoing, upon its written request (which shall be delivered to the Borrower with a copy to each Co-Agent), each Lender may receive (directly from the Borrower), and the Borrower shall furnish (directly to such Lender), any or all of the foregoing information which is not otherwise required to be delivered to such Lender. Each Lender acknowledges and agrees that the Co-Agents shall not be obligated to furnish to such Lender any information not otherwise required to be delivered to such Lender by the Borrower under this Section 7.1.1. In the event the Borrower shall, within five
(5) days following the delivery of any item referred to in clauses (a) and (l) of this Section 7.1.1, have concluded that the information set forth therein is inaccurate in any respect, it shall be permitted to amend any such item so long as (A) any such amendment is delivered to the Co-Agents within the five (5) day period immediately following the date such item was required to be delivered hereunder, and (B) such amendment does not disclose an inaccuracy (in the aggregate for the entirety of the amendment) in excess of One Million Dollars ($1,000,000).

                  SECTION 7.1.2 Compliance with Laws, etc. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders of the United States and of each state thereof and of each political subdivision thereof and of any and all other governmental authorities, such compliance to include (without limitation) the maintenance and preservation of its corporate existence and qualification and good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification.

                  SECTION 7.1.3 Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, maintain, preserve, protect and keep its properties in good repair, working order and condition, and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly and advantageously conducted at all times.

                  SECTION 7.1.4 Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained the insurance with respect to its properties and business required under the Security Agreements.

                  SECTION 7.1.5 Books and Records; Visitation. The Borrower will, and will cause each of its Subsidiaries to, (a) at all times keep proper books and records in which full, true and correct entries are made of all of their respective business affairs and transactions and which are kept in accordance with reasonable commercial practice and in such a manner as to permit the preparation therefrom of financial statements in accordance with GAAP, (b) permit the Co-Agents and each Lender or any of their respective representatives, at all reasonable times and intervals, during normal business hours, to visit all of its offices and inspect their respective properties and operations, to speak with their officers, employees and independent public accountant (and the Borrower hereby authorizes such independent public accountant to discuss the Borrower's affairs with each Lender or its representatives whether or not any representative of the Borrower is present) and to examine (and, at the expense of the Borrower, photocopy extracts from) any of the Borrower's or any of its Subsidiaries' books or other records, and (c) permit the consultants of the Lenders' counsel or the consultants of the Co-Agents, as the case may be, to complete the procedures set forth on Annex G attached hereto and such other similar procedures as the Lenders' counsel or the Required Lenders may deem necessary, in their sole discretion; provided, however, that upon the occurrence and during the continuance of a Default, the Co-Agents and each Lender may exercise such visitation inspection and examination rights at any time they may deem necessary or desirable. The Borrower shall be obligated to pay all of the reasonable fees and expenses incurred by each Co-Agent (or any of their respective agents, attorneys, consultants or other representatives, including, but not limited to, the consultants referred to in clause (c) of this Section 7.1.5) and those reasonable fees and expenses of any other Lender to the extent authorized by the Required Lenders, in connection with any such visitation, inspection or examination as set forth above. In addition to and not in limitation of any other right of inspection set forth in this Section 7.1.5, upon the request of the Co-Agents, the Borrower will, and will cause each of its Subsidiaries to, permit the Co-Agents, the Lenders and their representatives to audit and review the Borrower's and such Subsidiary's lease portfolio, accounting and other systems for the identification of recourse and non-recourse loans and the receipt of any payments thereunder, policies for the establishment and continuation of credit to its lessees and any other matter reasonably related to any of the foregoing. In connection with such audit and review, the Co-Agents and the Lenders may make extracts of any information or data supplied or provided by the Borrower or any Subsidiary and may speak with the Borrower's management and the management of any of its Subsidiaries. Upon the request of any Lender, the Co-Agents shall provide such Lender with copies of any such information or data.

                  SECTION 7.1.6 Environmental Covenant. The Borrower will, and will cause each of its Subsidiaries to,

                  (a) (i) use and operate all of its facilities and properties in compliance with all Environmental Laws, the noncompliance with which could have a material adverse effect on the business, assets, revenues, condition (financial or otherwise), operations or prospects of the Borrower or any of its Subsidiaries, (ii) keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance with all such permits, approvals, certificates and other authorizations to the extent that noncompliance thereof would have a material adverse effect on the business, assets, revenues, condition (financial or otherwise), operations or prospects of the Borrower or any of its Subsidiaries, and
         (iii) handle all Hazardous Materials in compliance with all applicable Environmental Laws, the noncompliance with which could have a material adverse effect on the business, assets, revenues, condition (financial or otherwise), operations or prospects of the Borrower or any of its Subsidiaries;

                  (b) immediately notify the Co-Agents and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties or compliance with Environmental Laws, and shall promptly cure and have dismissed with prejudice to the satisfaction of the Co-Agents any actions and proceedings relating to compliance with Environmental Laws; and

                  (c) provide such information and certifications which either of the Co-Agents may reasonably request from time to time to evidence compliance with this Section 7.1.6.

                  SECTION 7.1.7 Payment. Borrower will duly and punctually pay or cause to be paid the principal of and interest on the Notes and all other amounts due hereunder in accordance with the terms thereof and will duly and punctually perform or cause to be performed all things on its part or on the part of any Subsidiary to be done or performed under this Agreement and the other Loan Documents.

                  SECTION 7.1.8 Payment of Taxes and Claims. Borrower will pay and cause each Subsidiary of the Borrower to pay before they become delinquent
(a) all taxes, assessments and governmental charges or levies imposed on the Borrower, any Subsidiary of the Borrower or upon the property of the Borrower or any Subsidiary of the Borrower; (b) all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like persons which, if unpaid, might result in the creation of a lien or charge upon any property of the Borrower or any Subsidiary of the Borrower; and (c) all claims, assessments or levies required to be paid by the Borrower or any Subsidiary of the Borrower pursuant to any agreement, contract, law, ordinance or governmental rule or regulation governing any pension, retirement, profit-sharing or any similar plan of the Borrower or any Subsidiary of the Borrower; provided, however, that the Borrower or such Subsidiary shall have the right to contest in good faith, by appropriate proceedings promptly initiated and diligently conducted, the validity, amount or imposition of any such tax or claim and upon such good faith contest to delay or refuse payment thereof, if (A) such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, and (B) such proceedings prevent the forfeiture or sale of any property of the Borrower or such Subsidiary or any material interference with the use thereof by the Borrower or such Subsidiary.

                  SECTION 7.1.9 Retirement Plans. Borrower will cause each Plan and the documents and instruments governing each such Plan to be conformed and administered in compliance with those provisions of ERISA, which may, from time to time, become effective and operative with respect to such Plans; and if requested by the Lenders in writing from time to time, furnish to the Lenders a copy of any annual report with respect to each such Plan that the Borrower files with the Internal Revenue Service pursuant to ERISA.

                  SECTION 7.1.10 Deficiency. If at any time a Deficiency shall occur, the Borrower shall, within one (1) Business Day after the occurrence thereof, pay to the Administrative Agent, as a prepayment of the Loans for the benefit of the Lenders, an amount sufficient to eliminate such Deficiency.

                  SECTION 7.1.11 Casualty Loss. If a Casualty Loss occurs with respect to any of the Collateral or any other security for the Obligations which is greater than or equal to One Million Dollars ($1,000,000) and which is not covered by insurance (or any self-insurance program of any lessee under any Lease included in the Collateral), the Borrower shall, within one (1) Business Day after the occurrence thereof, deliver to the Co-Agents a pro forma Borrowing Base Certificate (based upon the Borrowing Base Certificate in effect on the date of such Casualty Loss) showing the effect of such Casualty Loss on the Borrowing Base Amount in effect on the date of such Casualty Loss.

                  SECTION 7.1.12 Key Man Life Insurance. Within forty-five (45) days after the Effective Date, the Borrower shall (i) obtain a key man life insurance policy on the life of Floyd Robinson in the amount of Ten Million Dollars ($10,000,000) naming the Borrower as beneficiary thereunder, issued by an insurer and otherwise in form and substance satisfactory to the Co-Agents, in their reasonable discretion (the "Key Man Policy"), and (ii) collaterally assign the Key Man Policy to the Collateral Agent, for its benefit, and the benefit of the Co-Agents and the Administrative Agent, and for the ratable benefit of the Lenders pursuant to a Collateral Assignment of Life Insurance Policy (the "Collateral Assignment of Life Insurance Policy") in substantially the form attached hereto as Exhibit K.

                  SECTION 7.2 Negative Covenants. The Borrower agrees with each Lender that, until each of the Commitments have expired and until all Obligations have been paid and performed in full, the Borrower will perform the obligations set forth in this Section 7.2.

                  SECTION 7.2.1 Business Activities. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business activity other than the leasing, selling, maintaining, financing and providing of technical services related to data processing, communications, computer, medical diagnostic and other capital equipment and such activities as may be incidental or related thereto, nor purchase or invest, directly or indirectly, in any substantial amount of assets or property other than assets or property useful and to be used in its businesses as presently conducted.

                  SECTION 7.2.2 Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

                  (a) Indebtedness in respect of the Loans and other
         Obligations;

                  (b) Indebtedness existing as of the effective date of this Agreement and set forth on Exhibit G hereto; provided, however, that all such Indebtedness (other than Subordinated Debt) shall be repaid in accordance with its terms with no extension, renewal or other modification; and provided, further, that the principal amount of any Subordinated Debt set forth on Exhibit G hereto shall not be paid by the Borrower until all of the Obligations shall have been fully and finally paid and performed by the Borrower;

                  (c) unsecured Indebtedness incurred in the ordinary course of business (including open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services, but excluding Indebtedness incurred through the borrowing of money or Contingent Liabilities);

                  (d) Funded Debt incurred by the Borrower or any of its Subsidiaries or any of its partnerships or joint ventures after the date hereof, which constitutes a Purchase Money Obligation or a Capital Lease Liability; provided, however, that the aggregate amount of such Funded Debt incurred by the Borrower, its Subsidiaries and its partnerships and joint ventures during any Fiscal Year of the Borrower (other than any such Funded Debt incurred in connection with any purchase of Inventory) shall in no event exceed One Million Dollars ($1,000,000);

                  (e) Funded Debt incurred by the Borrower under credit facilities (whether secured or unsecured) not otherwise permitted under this Section 7.2.2 having amortization schedules acceptable to the Required Lenders, in their reasonable discretion; provided, however, that Funded Debt incurred by Borrower under a secured credit facility shall be permitted hereunder only if the creditor with respect to such Funded Debt is or shall become a party to an intercreditor agreement with the Lenders in form and substance satisfactory to the Required Lenders, in their sole discretion, and only if such Funded Debt is approved by the Required Lenders as set forth in this Section 7.2.2(e);

                  (f) Subordinated Debt of the Borrower which is not set forth on Exhibit G hereto; provided, however, that the principal amount of any such Subordinated Debt shall not be paid by the Borrower until all of the Obligations shall have been fully and finally paid and performed by the Borrower; and

                  (g) any Non-Recourse Debt of the Borrower or any of its Subsidiaries or any non-recourse Indebtedness of any of Borrower's or any of its Subsidiaries' partnerships or joint ventures.

                  SECTION 7.2.3 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

                  (a) Liens in favor of the Collateral Agent for its benefit, the benefit of the Administrative Agent and the Co-Agents and for the ratable benefit of the Lenders and in favor of the Lenders pursuant to the terms of the Security Agreements;

                  (b) Liens for taxes or claims of the nature described in
         Section 7.1.8 hereof which are not yet due or which are being contested as permitted by such section;

                  (c) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

                  (d) Liens securing Purchase Money Obligations or Capital Lease Liabilities provided (i) the Indebtedness secured by such Liens does not exceed one hundred percent (100%) of the cost of assets acquired,
         (ii) such Liens do not encumber any property other than assets acquired subject thereto, and (iii) such Liens do not secure any Indebtedness owing by the Borrower or such Subsidiary, as the case may be, to the seller or lessor of such assets, other than the financed portion of the purchase price of or lease payments with respect to such assets;

                  (e) Liens on Leases (and related equipment) which have been discounted on a non-recourse basis in the ordinary course of the business of the Borrower and its Subsidiaries;

                  (f) unperfected Liens on equipment leases and related equipment leased thereunder imposed in the ordinary course of business by vendors of such equipment to secure the purchase price therefor which are subordinate (by operation of law or otherwise) to the Lien of the Collateral Agent, the Co-Agents, the Administrative Agent and the Lenders, provided such Liens become of no further force and effect within sixty (60) days of the later of (i) date of invoice for such equipment or (ii) the date on which installation of the subject equipment has occurred;

                  (g) Liens securing Non-Recourse Debt issued with respect to any securitized pool of assets but only to the extent that such Liens do not encumber any assets other than those subject to the pooling arrangement in question; and

                  (h) Liens securing Funded Debt permitted under Section
         7.2.2(e).

                  SECTION 7.2.4 Financial Condition. The Borrower will not suffer or permit the Borrower's earnings before taxes plus the portion of the Development Fee which has been paid and which has accrued plus professional restructuring fees plus the fees set forth in Section 3.1 and Section 3.2 which have been paid plus the interest and fees paid by the Borrower on the Borrower's 9-3/8% Convertible Subordinated Notes due August 15, 2000 minus gains on sales of assets outside the ordinary course of the Borrower's business plus losses on sales of assets outside the ordinary course of the Borrower's business, determined on a cumulative basis, to be less than the amounts set forth on Annex F attached hereto (each such amount being referred to as an "EBT Amount") as at the respective dates set forth opposite such EBT Amounts on such Annex F (each such date being referred to as an "EBT Date").

                  SECTION 7.2.5 Investments. The Borrower will not, and will not permit any of its Subsidiaries to, make, incur, assume, purchase or suffer or permit to exist any Investment in any other Person, other than Investments existing on the date hereof as set forth on Exhibit H hereto and Cash Equivalent Investments; provided, however, that the Borrower or any of its Subsidiaries may hold notes and/or securities issued to it in settlement of any claim against an insolvent debtor (including a debtor that is unable to pay its debts as they fall due); and provided, further, that the Borrower may make further Investments in the entities set forth on Exhibit H upon the prior written consent of the Required Lenders. In addition, the Borrower will not, and will not permit any of its Subsidiaries, partnerships or joint ventures to, enter into any transaction with any other Person for the purchase of any aircraft or the purchase of any lease or leases of aircraft.

                  SECTION 7.2.6 Restricted Payments, etc. On and at all times after the date hereof, Borrower will not, and not permit any of its Subsidiaries to, make any Restricted Payments, except payments by a Subsidiary to the Borrower.

                  SECTION 7.2.7 Consolidation, Merger, etc. The Borrower will not, nor will it permit any Subsidiary of the Borrower to merge, acquire or consolidate with or acquire substantially all of the assets or the stock of any other corporation.

                  SECTION 7.2.8 Asset Dispositions, etc. The Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, lease, contribute or otherwise convey, dispose or grant options, warrants or other rights with respect to, all or any part of its assets (including accounts receivable and capital stock of Subsidiaries) to any Person, other than

                  (a) sales, transfers, leases, contributions or conveyances of Inventory or leased assets in the ordinary course of its business;

                  (b) sales or transfers of assets by a Subsidiary to the Borrower;

                  (c) sales of Lease Receivables in the ordinary course of business; and

                  (d) other sales, transfers, leases, contributions or conveyances not specifically included in clauses (a), (b) or (c) of this Section 7.2.8 to the extent that (i) the Borrower shall have received the prior written consent of the Required Lenders therefor, and (ii) the Borrower shall have complied with the terms of Section 2.7(b) hereof in connection therewith.

                  SECTION 7.2.9 Transactions with Affiliates. Except on terms no less favorable to the Borrower or Subsidiary of the Borrower, as the case may be, than would be obtainable if no such relationship existed, Borrower will not, nor will it permit any Subsidiary of the Borrower to, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or loan or advance money to, or otherwise deal with any Affiliate of the Borrower or any Subsidiary of the Borrower.

                  SECTION 7.2.10 Subordination of Claims. Other than in the ordinary course of business and except as set forth on Exhibit J attached hereto, Borrower will not, nor will it permit any Subsidiary of the Borrower to, subordinate or permit to be subordinated any claim against, or obligation of another person, firm or corporation held or owned by it to any other claim against, or obligation of, such other person, firm or corporation.

                  SECTION 7.2.11 Credit Rating System. The Borrower will not, and will not permit any of its Subsidiaries to, modify its credit rating system with respect to grading leases if, after giving effect to such modification, such credit rating system is less restrictive and less rigorous than the credit rating system which the Borrower has in place as of January 31, 1994, a written copy of which credit rating system has been delivered to the Co-Agents prior to the date hereof.

                  SECTION 7.2.12 Securitized Non-Recourse Debt Pools. Other than those transactions existing on the Effective Date, the Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction providing for the incurrence of any Non-Recourse Debt by the Borrower or any such Subsidiary which shall be secured by (a) ten (10) or more leases (whether operating leases, Capital Leases, or any combination thereof) between the Borrower or any such Subsidiary, as lessor, and any Person, as lessee, (b) such leases having aggregate lease payments equal to Ten Million Dollars ($10,000,000) or more, or (c) such leases the equipment under which has an aggregate Residual Value of Three Million Dollars ($3,000,000) or more, without delivering written notice to the Co-Agents at least five (5) Business Days prior to entering into such transaction, which notice shall contain the terms of such transaction and any other information reasonably required by the Co-Agents; provided, however, that the Borrower shall not be obligated to deliver such notice so long as the Collateral Agent is also a Co-Agent. The Borrower acknowledges and agrees that each such transaction shall be subject to the release of collateral provisions contained in the Borrower Security Agreement.

                  SECTION 7.2.13 Severance Payments. Until the Obligations shall have been fully and finally paid and performed by the Borrower, the Borrower will not make any payments to (a) Kendall under that certain Compensation Plan and Severance Agreement, dated as of December 9, 1994, between the Borrower and Kendall, (b) Kennedy under that certain Revised Compensation Plan and Severance Agreement, dated as of April 20, 1994, between the Borrower and Kennedy, or (c) Cutter under that certain Revised Compensation Plan and Severance Agreement, dated as of April 21, 1994, between the Borrower and Cutter, except as otherwise specifically permitted pursuant to the terms of the respective Subordination Agreements.

                  SECTION 7.2.14 Amendments to Subordinated Debt. The Borrower will not amend, supplement or otherwise modify any of the terms of any Subordinated Debt without the prior written consent of the Required Lenders.

                                  ARTICLE VIII

                                EVENTS OF DEFAULT

                  SECTION 8.1 Listing of Events of Default. Each of the following events or occurrences described in this Section 8.1 shall constitute an "Event of Default".

                  SECTION 8.1.1 Non-Payment of Obligations. The Borrower shall default in the payment when due and payable of (a) any payment required under Section 2.7 or Section 7.1.10, or (b) any other Obligation, and such default with respect to the payment of such other Obligation shall continue for one (1) Business Day.

                  SECTION 8.1.2 Breach of Warranty. Any representation or warranty of the Borrower made or deemed to be made hereunder or pursuant hereto or in any other Loan Document executed by it or any other writing or certificate furnished by or on behalf of the Borrower to any Co-Agent or any Lender or pursuant thereto for the purposes of or in connection with this Agreement or any such other Loan Document is or shall be incorrect when made (or deemed made) in any respect.

                  SECTION 8.1.3 Non-Performance of Certain Covenants and Obligations. The Borrower or any of its Subsidiaries shall default in the due performance and observance of any of its obligations under Section 7.1.1(a),
Section 7.1.1(b), Section 7.1.1(c), Section 7.1.1(d), Section 7.1.1(e), Section 7.1.1(f), Section 7.1.1(g), Section 7.1.1(h), Section 7.1.1(i), Section 7.1.1(j), Section 7.1.1(k), Section 7.1.5, Section 7.1.12, Section 7.2.1,
Section 7.2.2, Section 7.2.3, Section 7.2.4, Section 7.2.5, Section 7.2.6,
Section 7.2.7, Section 7.2.8, Section 7.2.9, Section 7.2.10, Section 7.2.11,
Section 7.2.12, Section 7.2.13 or Section 7.2.14, or an event of default shall occur under any of the Security Agreements or either of the Mortgages.

                  SECTION 8.1.4 Non-Performance of Other Covenants and Obligations. The Borrower or any of its Subsidiaries shall default in the due performance and observance of any other agreement contained herein (other than under Section 7.1.1(l) and those referred to in Sections 8.1.1, 8.1.2 or 8.1.3 hereof) or in any other Loan Document other than as referenced in Section 8.1.3 executed by it, and such default shall continue unremedied for a period of ten
(10) days after the occurrence thereof. The Borrower or any of its Subsidiaries shall default in the due performance and observance of its obligations under
Section 7.1.1(l), and such default shall continue unremedied for a period of ten
(10) days after any of the Co-Agents shall have provided notice of such default to the Borrower.

                  SECTION 8.1.5 Default on Other Indebtedness. A default shall occur in the payment of, or in the performance or observance of any other obligation, term or condition with respect to (in all cases subject to any applicable grace period), any Indebtedness (other than Non-Recourse Debt) of the Borrower or any of its Subsidiaries having a principal amount, individually or in the aggregate, in excess of Five Hundred Thousand Dollars ($500,000).

                  SECTION 8.1.6 Judgments. Any judgment or order for the payment of money in excess of Five Hundred Thousand Dollars

($500,000) shall be rendered against the Borrower or any of its Subsidiaries and there shall be any period of twenty (20) consecutive days during which (i) stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect and (ii) such judgment has not been paid.

                  SECTION 8.1.7 Pension Plans. Any of the following events shall occur with respect to any Pension Plan:

                  (a) the institution of any steps by the Borrower, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of Five Hundred Thousand Dollars ($500,000); or

                  (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA.

                  SECTION 8.1.8 Bankruptcy, Insolvency, etc., of Borrower.

                  (a)  The Borrower shall discontinue business;

                  (b) The Borrower shall become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due;

                  (c) The Borrower shall apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any property of any thereof, or make a general assignment for the benefit of creditors;

                  (d) The Borrower shall in the absence of such application, consent or acquiescence, permit or suffer to exist any judgment, decree or order for the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or for a substantial part of the property of any thereof;

                  (e) The Borrower shall permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower;

                  (f) The Borrower shall take or omit to take any other action authorizing, or in furtherance of, any of the foregoing.

                  SECTION 8.1.9 Bankruptcy, Insolvency, etc., of Borrower's Subsidiaries.

                  (a) Any of Borrower's Subsidiaries shall become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due.

                  (b) Any of Borrower's Subsidiaries shall apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for such Subsidiary or any property of any thereof, or make a general assignment for the benefit of creditors.

                  (c) Any of Borrower's Subsidiaries shall in the absence of such application, consent or acquiescence, permit or suffer to exist any judgment, decree or order for the appointment of a trustee, receiver, sequestrator or other custodian for such Subsidiary or for a substantial part of the property of any thereof.

                  (d) Any of Borrower's Subsidiaries shall permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of such Subsidiary.

                  (e) Any of Borrower's Subsidiaries shall take or omit to take any other action authorizing, or in furtherance of, any of the foregoing.

                  SECTION 8.1.10 Material Adverse Change. There shall have occurred a material adverse change in the condition (financial or otherwise), operations, assets, business, properties or prospects of the Borrower and its Subsidiaries, as determined by the Required Lenders, in their sole discretion.

                  SECTION 8.1.11 Default Under Picker Joint Venture Financing. An event of default (howsoever described or defined) shall occur under (a) the Loan and Security Agreement, dated as of December 22, 1994, as the same may be amended, supplemented or otherwise modified from time to time ("Heller Loan Agreement"), between the Picker Joint Venture and Heller Financial, Inc. ("Heller"), (b) the Contract Warehousing Agreement, dated as of December 22, 1994, as the same may be amended, supplemented or otherwise modified from time to time ("Warehousing Agreement"), between the Picker Joint Venture and Heller, or (c) any agreement, instrument or other document executed or to be executed in connection with the Heller Loan Agreement and/or the Warehousing Agreement, as such agreements, instruments or other documents may be amended, supplemented or otherwise modified from time to time.

                  SECTION 8.1.12 Independent Directors. At any time following August 31, 1995, either (a) a majority of the members of the Board of Directors of the Borrower shall be Persons who are Affiliates of the Borrower or (b) the number of members of the Board of Directors of the Borrower who are Affiliates of the Borrower shall be equal to the number of members of the Board of Directors of the Borrower who are not Affiliates of the Borrower; provided, however, that if the occurrence of the condition under either clause (a) or clause (b) is caused by the death of a member of the Borrower's Board of Directors who is not an Affiliate of the Borrower, an Event of Default under this Section 8.1.12 shall be deemed to have occurred only if such condition is not eliminated within ninety (90) days after such dying member's death. For purposes of this Section 8.1.12 only, the word "director" in clause (a) of the definition of "Affiliate" set forth in Section 1.1 hereof shall be excluded therefrom. In addition, for purposes of this Section 8.1.12 only, the word "Affiliate" shall not include Floyd Robinson.

                  SECTION 8.1.13 CXC Financing Arrangement. Either (a) no Leases shall have been transferred by the Borrower (directly or through LDI Lease Receivables Funding Corp.) to CXC Incorporated pursuant to the CXC Financing Arrangement during any period of forty-six (46) consecutive days, or (b) the CXC Financing Arrangement shall have been terminated for any reason.

                  SECTION 8.2 Action if Bankruptcy of Borrower. If any Event of Default described in clauses (a) through (f) of Section 8.1.8 shall occur, (a) all of the Commitments and the credits hereby established shall automatically and forthwith terminate, if not theretofore terminated, and no Lender thereafter shall be under any obligation to grant any further Loans hereunder, and (b) the outstanding principal amount of and interest on all outstanding Loans and all other Obligations (including, but not limited to, all fees hereunder) shall automatically be and become immediately due and payable, all without any presentment, notice or demand of any kind, all of which are hereby waived by Borrower.

                  SECTION 8.3 Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (a) through (f) of Section 8.1.8) shall occur for any reason, whether voluntary or involuntary, the Required Lenders shall have the right in their discretion, by a notice given to the Borrower by the Administrative Agent upon the direction of the Required Lenders, to (a) terminate the Commitments and the credits hereby established, if not theretofore terminated, and forthwith upon such election the obligations of the Lenders (or any of them) to make any further loans hereunder immediately shall be terminated, and (b) declare all or any portion of the outstanding principal amount of and interest on Loans and all other Obligations (including, but not limited to, all fees hereunder) to be due and payable, whereupon the full unpaid principal amount of and interest on such Loans and other Obligations (including, but not limited to, all fees hereunder) which shall be so declared due and payable shall be and become immediately due and payable in full, without any further notice, demand or presentment, each of which are hereby waived by the Borrower.

                                   ARTICLE IX

                                  THE CO-AGENTS

                  SECTION 9.1 Actions. Each Lender hereby appoints and authorizes NCB, and NCB hereby agrees to act as Administrative Agent for the Lenders under, for purposes of and subject to the terms of this Agreement, the Notes and each other Loan Document. Each Lender hereby appoints and authorizes NCB and Society, and NCB and Society each hereby agrees to act as Co-Agent for the Lenders under, for purposes of and subject to the terms of this Agreement, the Notes and each other Loan Document. Each Lender authorizes the Administrative Agent to act as Administrative Agent on behalf of such Lender under this Agreement, the Notes and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by its counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Each Lender authorizes each Co-Agent to act as Co-Agent on behalf of such Lender under this Agreement, the Notes and each other Loan Document and to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Co-Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Each Lender hereby agrees to indemnify (which indemnity shall survive any termination of this Agreement) the Administrative Agent and each Co-Agent, pro rata according to such Lender's Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, disbursements or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent or any Co-Agent in any way relating to or arising out of this Agreement, the Notes and any other Loan Document or any action taken or omitted by the Administrative Agent and/or such Co-Agent with respect to such documents, including reasonable attorneys' fees, and as to which the Administrative Agent and/or such Co-Agent is not reimbursed by the Borrower; provided, however, that no Lender shall be liable for the payment of the ordinary expenses of administration of the Administrative Agent or any Co-Agent or of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, disbursements or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted solely from the Administrative Agent's or any Co-Agent's gross negligence or wilful misconduct. Neither the Administrative Agent nor any Co-Agent shall be required to take any action hereunder, under the Notes or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement, the Notes or any other Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Administrative Agent or any Co-Agent shall be or become, in the Administrative Agent's or such Co-Agent's determination, inadequate, the Administrative Agent or such Co-Agent, as the case may be, may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

                  SECTION 9.2 Funding Reliance, etc. Unless the Administrative Agent shall have been notified by telephone, confirmed in writing, by any Lender by 2:00 p.m., Cleveland, Ohio, time, on the day of a Borrowing that such Lender will not make available the amount which would constitute its Percentage of the Borrowing on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of such Borrowing and, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and the Borrower severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrower to the date such amount is repaid to the Administrative Agent, at the Federal Funds Effective Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement.

                  SECTION 9.3 Exculpation. Neither the Administrative Agent nor any Co-Agent nor any of their respective directors, officers, attorneys, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it or them under this Agreement or any other Loan Document, or in connection herewith or therewith, except for its or their own wilful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of this Agreement or any other Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by the Borrower of its obligations hereunder or under any other Loan Document. Any such inquiry which may be made by the Administrative Agent or any Co-Agent shall not obligate it to make any further inquiry or to take any action. The Administrative Agent or any Co-Agent may consult with legal counsel selected by it with reasonable care and shall be entitled to rely upon the advice of such legal counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Administrative Agent or such Co-Agent believes to be genuine and to have been presented by a proper Person and shall not be liable for any action taken or suffered in good faith by it in accordance with the opinion of such legal counsel.

                  SECTION 9.4 Successors. Any Co-Agent may resign as such at any time by giving thirty (30) days prior written notice thereof to the Borrower and all Lenders unless such Co-Agent is required to resign pursuant to any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority, in which case such Co-Agent shall use reasonable efforts promptly to notify the Borrower and all Lenders of such required resignation. In addition, any Co-Agent may be removed at any time by the Required Lenders. Concurrently with such removal, the Required Lenders shall appoint a successor Co-Agent, which shall be one of the Lenders, who shall thereupon become a Co-Agent hereunder. If all Co-Agents at any time shall have resigned, whether or not on the same date, the Required Lenders may appoint another Lender as a successor which shall thereupon become the Administrative Agent and sole Co-Agent hereunder. If no successor shall have been so appointed by the Required Lenders, or the Lender so appointed shall not have accepted such appointment, within thirty (30) days after the retiring Co-Agent's giving notice of resignation, then the retiring Co-Agent may, on behalf of the Lenders, appoint a successor Administrative Agent and sole Co-Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the U.S. (or any State thereof) or a U.S. branch or agency of a commercial banking institution, and having a combined capital and surplus of at least Five Hundred Million Dollars ($500,000,000). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the retiring Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and any liabilities arising in connection herewith. After any retiring Administrative Agent's resignation hereunder as the Administrative Agent, the provisions of:

                  (a) this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement; and

                  (b) Section 10.3 and Section 10.4 shall continue to inure to its benefit.

                  SECTION 9.5 Loans by Agent Lenders. The Administrative Agent and each Co-Agent shall have the same rights and powers with respect to (y) the Loans made by it or any of its Affiliates, and (z) the Notes held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not the Administrative Agent or a Co-Agent. The Administrative Agent, each Co-Agent and their respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent or a Co-Agent hereunder.

                  SECTION 9.6 Credit Decisions. Each Lender hereby acknowledges and agrees that (a) the Co-Agents have made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of Borrower or any Subsidiary or with respect to the statements contained in any information furnished in connection herewith or in any other oral or written communication between the Co-Agents and/or the Administrative Agent and such Lender, and (b) it has, independently of the Co-Agents, the Administrative Agent and each other Lender, and based on such Lender's review of the financial information of the Borrower, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to make its Loans. Each Lender also acknowledges and agrees that it will, independently of the Co-Agents, the Administrative Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document. Each Lender agrees that neither the Administrative Agent nor the Co-Agents have the duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by the Administrative Agent to the Lenders hereunder), whether coming into its possession before the granting of the first Loans or at any time thereafter.

                  SECTION 9.7 Copies, etc. The Administrative Agent (or the Co-Agents, as the case may be) shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent or the Co-Agents by the Borrower pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Borrower). The Co-Agents (or the Administrative Agent, as the case may be) will distribute to each Lender each document or instrument received for their account and copies of all other communications received by the Co-Agents (or the Administrative Agent, as the case may be) from the Borrower for distribution to the Lenders by the Co-Agents (or the Administrative Agent, as the case may be) in accordance with the terms of this Agreement, as deemed necessary by the Co-Agents (or the Administrative Agent, as the case may be) or upon the request of such Lender.

                  SECTION 9.8 Note Holders. The Administrative Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with it signed by such payee and in form satisfactory to the Administrative Agent.

                  SECTION 9.9 Knowledge of Default. It is expressly understood and agreed that the Administrative Agent and each Co-Agent shall be entitled to assume that no Default has occurred and is continuing, unless a Default under
Section 8.1.1 has occurred and is continuing or the Administrative Agent or any Co-Agent has otherwise been notified by a Lender in writing that such Lender considers that a Default has occurred and is continuing and specifying the nature thereof.

                  SECTION 9.10 Action by Agent. So long as the Administrative Agent shall be entitled, pursuant to Section 9.9 hereof, to assume that no Default shall have occurred and be continuing, the Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this credit agreement. The Administrative Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment, or which may seem to it to be necessary or desirable in the premises.

                  SECTION 9.11 Notices, Default, Etc. In the event that the Administrative Agent shall have acquired actual knowledge of any Default, the Administrative Agent shall promptly notify the Lenders and will take such actions and assert such rights under this Agreement as set forth in Article VIII hereof and as the Required Lenders shall direct and the Administrative Agent shall inform the other Lenders in writing of the action taken. The Administrative Agent may take such action and assert such rights as it deems to be advisable, in its discretion, for the protection of the interests of the holders of the Notes.

                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

                  SECTION 10.1 Waivers, Amendments, etc. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Required Lenders and the Borrower; provided, however, that no such amendment, modification or waiver which would:

                  (a) modify any requirement hereunder that any particular action be taken by all the Lenders or by the Required Lenders, shall be effective unless consented to by each Lender;

                  (b) modify this Section 10.1, change the definition of "Required Lenders", increase the Revolving Commitment, Term Loan Commitment or the Percentage of any Lender, reduce any fees described in Article III, except as otherwise specifically provided in any Loan Document, shall be made without the consent of each Lender and each holder of a Note;

                  (c) extend the due date for, or reduce the amount of, (i) any scheduled repayment or prepayment of principal of or interest on any Loan (or reduce the principal amount of or rate of interest on any Loan) or (ii) any mandatory reduction of the Revolving Commitments required under Section 2.7, shall be made without the consent of the holder of the Note evidencing such Loan;

                  (d) affect adversely the interests, rights or obligations of the Co-Agents (in such capacity) or the Administrative Agent (in such capacity) shall be made without consent of the Co-Agents or the Administrative Agent, as the case may be;

                  (e) extend the Commitment Period of any Lender shall be made without the specific consent of such Lender and the Required Lenders; or

                  (f) extend the Expiration Date unless consented to by each Lender as to which such extension is applicable.

No failure or delay on the part of the Administrative Agent, the Co-Agents, any Lender or the holder of any Note in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Administrative Agent, the Co-Agents, any Lender or the holder or any Note under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

                  SECTION 10.2 Notices. All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and addressed, delivered or transmitted to such party at its address set forth below its signature hereto or set forth in the Lender Assignment Agreement or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when so mailed or sent, except that any notice by the Borrower to the Administrative Agent pursuant to Article II shall be deemed given only when received.

                  SECTION 10.3 Payment of Costs and Expenses. The Borrower agrees to pay on demand all expenses of the Lenders (including the reasonable fees and out-of-pocket expenses of counsel to the Co-Agents and of local counsel, if any, who may be retained by counsel to the Co-Agents) in connection with

                  (a) the negotiation, preparation, execution and delivery of this Agreement and of each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required,

                  (b) the preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document, and

                  (c) any inspection, audit or review made pursuant to Section 7.1.5.

The Borrower further agrees to pay, and to save the Administrative Agent, the Co-Agents and the Lenders harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Agreement, any Borrowing hereunder, or the issuance of the Notes or any other Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, the Co-Agents and each Lender upon demand for all out-of-pocket expenses (including reasonable attorneys' fees and legal expenses) incurred by the Administrative Agent, the Co-Agents or such Lender in connection with (x) the engagement by the Co-Agents or by legal counsel to the Co-Agents of third party consultants in connection with this Agreement, (y) the negotiation of any restructuring or "work-out", whether or not consummated, of any Obligations and (z) the enforcement of any Obligations.

                  SECTION 10.4 Indemnification. In consideration of the execution and delivery of this Agreement by each Lender and the making of the Loans, the Borrower hereby indemnifies, exonerates and holds the Administrative Agent, each Co-Agent and each Lender and each of their respective officers, directors, employees, consultants, attorneys and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

                  (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan;

                  (b) the entering into and performance of this Agreement and any other Loan Document by any of the Indemnified Parties;

                  (c) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by the Borrower or any of its Subsidiaries of all or any portion of the stock or assets of any Person, whether or not the Indemnified Party is party thereto;

                  (d) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by the Borrower or any of its Subsidiaries of any Hazardous Material; or

                  (e) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by the Borrower or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, the Borrower or such Subsidiary, except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party's gross negligence or wilful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

                  SECTION 10.5 Survival. The obligations of the Borrower under Sections 4.1, 4.2, 10.3 and 10.4, and the obligations of the Lenders under
Section 9.1, shall in each case survive any termination of this Agreement and the payment in full of all Obligations. The representations and warranties made by each Obligor in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.

                  SECTION 10.6 Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

                  SECTION 10.7 Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

                  SECTION 10.8 Execution in Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

                  SECTION 10.9 Governing Law; Entire Agreement. THIS AGREEMENT, THE NOTES AND EACH OTHER LOAN DOCUMENT SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF OHIO. For purposes of any action or proceeding involving this Agreement, the Borrower hereby expressly submits to the nonexclusive jurisdiction of all Federal and State courts located in the State of Ohio and consents that it may be served with any process or paper by registered mail or by personal service within or without the State of Ohio in accordance with applicable law, provided a reasonable time for appearance is allowed. In addition, by executing this Agreement, the Notes and each other Loan Document to which it is a party, the Borrower, on behalf of itself and each of its Subsidiaries, hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue or any of the aforesaid actions or proceedings arising out of or in connection with this Agreement, the Notes or any other Loan Document brought in any of the aforesaid courts, and hereby further irrevocably and unconditionally waives and agrees not to plead any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum. To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any Ohio State or federal court sitting in Cleveland, Cuyahoga County, Ohio, in any action or proceeding arising out of or relating to this Agreement or from any legal process in such action or proceeding (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably waives to the fullest extent permitted by applicable law such immunity in respect of its obligations under this Agreement. This Agreement, the Notes and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

                  SECTION 10.10 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that:

                  (a) the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Co-Agents and all Lenders; and

                  (b) the rights of sale, assignment and transfer of the Lenders are subject to Section 10.11.

                  SECTION 10.11 Sale and Transfer of Loans and Note; Participation in Loans and Note. Each Lender may assign, or sell participations in, its Loans to one or more other Persons in accordance with this Section 10.11.

                  SECTION 10.11.1   Assignments.  Any Lender,

                  (a) with the written consent of the Co-Agents (which consent(s) shall not be unreasonably delayed or withheld) may at any time assign and delegate to one or more commercial banks or other financial institutions, and

                  (b) with notice to the Borrower and the Co-Agents, but without the consent of the Borrower or the Co-Agents, may assign and delegate to any of its Affiliates or to any other Lender

(each Person described in either of the foregoing clauses as being the Person to whom such assignment and delegation is to be made, being hereinafter referred to as an "Assignee Lender"), all or less than all of such Lender's total Loans and Revolving Commitment; provided, however, that such assignment and delegation shall be of a constant, and not a varying percentage of all the assigning Lender's Loans and Revolving Commitment, such that after giving effect to such assignment the respective ratios of the Assignee Lender's (i) Revolving Loans to the aggregate outstanding Revolving Loans, (ii) Revolving Commitment to the aggregate Revolving Commitments, and
(iii) Term Loan to the aggregate outstanding Term Loans shall be equal to each other; and provided, further, that any such Assignee Lender will comply, if applicable, with the provisions contained in the last sentence of Section 4.2; and provided, further, that the Borrower, each other Obligor, the Co-Agents and the Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to an Assignee Lender until

                  (c) written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee Lender, shall have been given to the Borrower and the Co-Agents by such Lender and such Assignee Lender,

                  (d) such Assignee Lender shall have executed and delivered to the Borrower and the Co-Agents a Lender Assignment Agreement, substantially in the form of Exhibit D hereto and otherwise acceptable to the Co-Agents, and

                  (e)  the processing fees described below shall have been paid.

From and after the date that the Co-Agents accept such Lender Assignment Agreement, (y) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (z) the assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such Lender Assignment Agreement, shall be released from its obligations hereunder and under the other Loan Documents. Within five (5) Business Days after its receipt of notice that the Co-Agents have received an executed Lender Assignment Agreement, the Borrower shall execute and deliver to the Administrative Agent (for delivery to the relevant Assignee Lender) a new Revolving Note and a new Term Note evidencing such Assignee Lender's assigned Loans, Revolving Commitment and Term Loan Commitment. Each such Note shall be dated the date of the applicable predecessor Note. The assignor Lender shall mark each predecessor Note "exchanged" and deliver each of them to the Borrower. Accrued interest on that part of each predecessor Note evidenced by a new Note, and accrued fees, shall be paid as provided in the Lender Assignment Agreement. Accrued interest on that part of each predecessor Note evidenced by a replacement Note shall be paid to the assignor Lender. Accrued interest and accrued fees shall be paid at the same time or times provided in each predecessor Note and in this Agreement. Such assignor Lender or such Assignee Lender must also pay a processing fee to the Administrative Agent upon delivery of any Lender Assignment Agreement in the amount of Two Thousand Five Hundred Dollars ($2,500). Any attempted assignment and delegation not made in accordance with this Section 10.11.1 shall be null and void.

                  SECTION 10.11.2 Participations. Any Lender may at any time sell to one or more commercial banks or other financial institutions (each of such commercial banks and other financial institutions being herein called a "Participant") participating interests in all or less than all of such Lender's total Loans and Revolving Commitment; provided, however, that

                  (a) no participation contemplated in this Section 10.11.2 shall relieve such Lender from its obligations hereunder or under any other Loan Document,

                  (b) such Lender shall remain solely responsible for the performance of such obligations,

                  (c) the Borrower and each other Obligor, the Co-Agents and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and each of the other Loan Documents,

                  (d) no Participant, unless such Participant is an Affiliate of such Lender, or is itself a Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant's consent, take any actions of the type described in clause (b), (c) or
         (e) of Section 10.1,

                  (e) the Borrower shall not be required to pay any amount under
         Section 4.2 that is greater than the amount which it would have been required to pay had no participating interest been sold, and

                  (f) such sale shall be of a constant, and not a varying percentage of all the selling Lender's Loans, such that after giving effect to such sale the respective ratios of the Participant's (i) participating interest in the selling Lender's Revolving Loans to the aggregate outstanding Revolving Loans, and (ii) participating interest in the selling Lender's Term Loan to the aggregate outstanding Term Loans shall be equal to each other.

The Borrower acknowledges and agrees that each Participant, for purposes of Sections 4.1, 4.2, 4.4, 4.5, 10.3 and 10.4, shall be considered a Lender.

                  SECTION 10.12 Other Transactions. Nothing contained herein shall preclude the Administrative Agent, either Co-Agent or any other Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

                  SECTION 10.13 Further Assurances. The Borrower hereby agrees that it will, from time to time at its own expense, promptly execute and deliver all further agreements, instruments, certificates and other documents and writings, and take all further action, that may be necessary or appropriate, or that the Administrative Agent and/or the Lenders may reasonably request, in order to perfect or protect any Lien which may be now or hereafter granted to enable the Lenders, the Administrative Agent and the Co-Agents to exercise and enforce their rights under this Agreement and the other Loan Documents and otherwise to carry out the intent of this Agreement and the other Loan Documents.

                  SECTION 10.14 WAIVER OF JURY TRIAL. THE ADMINISTRATIVE AGENT, THE CO-AGENTS, THE LENDERS AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE CO-AGENTS, THE LENDERS OR THE BORROWER. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.

                  SECTION 10.15 Release. Effective as of the date of the execution and delivery of this Agreement, the Borrower agrees to release and hereby does release and discharge, the Administrative Agent, each Co-Agent, the Collateral Agent, the Lenders, their respective shareholders, agents, servants, employees, directors, officers, attorneys, consultants, affiliates, subsidiaries, partners, members, successors and assigns, and all persons, firms, corporations, and organizations acting on their behalf, and all consultants hired by any attorney of any Lender (collectively, the "Lender Parties") of and from all damages, losses, claims, demands, liabilities, obligations, actions and causes of action whatsoever that the Borrower has or claims to have against or with respect to any Lender Party as of the date the Borrower executes and delivers this Agreement and whether known or unknown at the time of this release, and of every nature and extent whatsoever on account of or in any way, directly or indirectly, touching, concerning, arising out of or founded upon any (a) lending relationship of any of the Lenders with the Borrower or any of its Subsidiaries,
(b) inspections or audits conducted by or on behalf of any of the Lenders with respect to the Borrower or any of its Subsidiaries, (c) extensions by any of the Lenders of their Existing Loans, (d) waivers given by any of the Lenders in connection with any of the Existing Loans, (e) "work-out" by any of the Lenders of any of their Existing Loans or the terms relating thereto, (f) dealings by any of the Lenders with any officer, employee, shareholder, agent or director of the Borrower or any of its Subsidiaries or any third party hired by the Borrower or any of its Subsidiaries, or (g) any determinations or exercise of discretion by any of the Lenders with respect to making advances to the Borrower under the Existing Loan Agreements, occurring on and which have occurred prior to the execution and delivery of this Agreement by the Borrower.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

Address:                                    LDI CORPORATION, Borrower
4770 Hinckley Industrial
           Parkway
         Cleveland, Ohio 44109              By:_________________________________
         Attn: Treasurer                             Title:
Telephone: (216) 661-5400
Telecopy:  (216) 485-4811                   And by:_____________________________
                                                 Title:

Address:                                    NATIONAL CITY BANK, Lender,
         National City Center               Co-Agent and Administrative
         9th Floor                          Agent
         1900 East Ninth Street
         Cleveland, Ohio 44114
         Attn: Gregory A. Godec
Telephone: (216) 575-3130                   By:_________________________________
Telecopy:  (216) 575-3053                        Title:

Address:                                    SOCIETY NATIONAL BANK, Lender
         Society Center                     and Co-Agent
         5th Floor
         127 Public Square
         Cleveland, Ohio 44114
         Attn: Terry A. Graffis
Telephone: (216) 689-3528
Telecopy:  (216) 689-7991                   By:_________________________________
                                                 Title:

Address:                                    BANK OF AMERICA ILLINOIS
         231 South LaSalle Street           (Successor in interest to
         Chicago, Illinois  60697           Continental Bank N.A.),
         Attn: James R. Coulter             Lender
Telephone: (312) 828-2002
Telecopy:  (312) 987-0234

                                            By:_________________________________
                                                 Title:

Address:                                    COMERICA BANK, Lender
         One Detroit Center
         3rd Floor, MC 3205
         500 Woodward Avenue
         Detroit, Michigan 48226
         Attn: Timothy K. McLaughlin
Telephone: (313) 222-9534                   By:_________________________________
Telecopy:  (313) 222-5706                        Title:

Address:                                    FIRST UNION NATIONAL BANK OF
         One First Union Center             NORTH CAROLINA, Lender
         Charlotte, North
           Carolina 28288
         Attn:  Dennis Snyder
Telephone: (704) 383-3853
Telecopy:  (704) 383-5031                   By:_________________________________
                                                 Title:

Address:                                    THE DAIWA BANK, LIMITED,
2450 CNG Tower                              Acting through its Chicago
         625 Liberty Avenue                 Branch, Lender
         Pittsburgh, Pennsylvania
           15222
Telephone:  (412) 288-1800
Telecopy:   (412) 288-1819                  By:_________________________________
                                                 Title:

                                            And by:_____________________________
                                                 Title:

Address:                                    THE FIFTH THIRD BANK,
         1404 East Ninth Street             Lender
         Cleveland, Ohio 44115
         Attn: Deborah Perkins
Telephone: (216) 687-5995
Telecopy:  (216) 687-5996                   By:_________________________________
                                                 Title:

Address:                                    STAR BANK, NATIONAL
         501 W. Schrock Road                ASSOCIATION, Lender
         Westerville, Ohio  43081
         Attn: Mark E. Storer
Telephone: (614) 794-5448
Telecopy:  (614) 794-5468

                                            By:_________________________________
                                                 Title:

Address:                                    BANK OF AMERICA ILLINOIS
         c/o Bank of America                (as Assignee of First National
          Securities, Inc.                  Bank of Ohio and as Assignee
         231 S. LaSalle Street              of Michigan National Bank),
         Chicago, Illinois  60697           Lender
         Attn: Moira A. Cary
Telephone: (312) 828-7806
Telecopy:  (312) 828-5423                   By:_________________________________
                                                 Title:

Address:                                    THE BANK OF TOKYO TRUST
         National Banking Dept.             COMPANY, Lender
         1251 Avenue of the
           Americas, 12th Floor
         New York, New York 10116
         Attn: John R. Blasi
Telephone: (212) 782-4831                   By:_________________________________
Telecopy:  (212) 782-6444                        Title:

Address:                                    FIRST BANK NATIONAL
         601 Second Avenue South            ASSOCIATION, Lender
         MPFP 1802
         Minneapolis, Minnesota
           55402
         Attn: Conrad A. Keech
Telephone: (612) 973-2126                   By:_________________________________
Telecopy:  (612) 973-2148                        Title:

Address:                                    CONFEDERATION LIFE INSURANCE
         U.S. Investments                   COMPANY (U.S.) IN
         260 Interstate North Circle        REHABILITATION, Lender
         Atlanta, Georgia  30339
     Attn: Robert Male
Telephone: (404) 859-3762
Telecopy:  (404) 953-1795                   By:_________________________________
                                                 Title:

Address:                                    BENEFICIAL STANDARD LIFE
         Conseco Capital                    INSURANCE COMPANY, Lender
           Management, Inc.
         11825 N. Pennsylvania Street       By:  Conseco Capital
         P.O. Box 1925                           Management, Inc., acting
         Carmel, Indiana  46032                  as investment advisor
         Attn: Gary Greaves
Telephone: (317) 817-6805                   By:_________________________________
Telecopy:  (317) 817-2763                        Title:
Address:                                    NORTHWESTERN NATIONAL LIFE
         Washington Square                  INSURANCE COMPANY, Lender
           Capital, Inc.
         Suite 800
         100 Washington Square
         Minneapolis, Minnesota
           55401-2147
         Attn: Robert G. Riggs
Telephone: (612) 342-7244                   By:_________________________________
Telecopy:  (612) 342-7323                        Title:

Address:                                    NORTHERN LIFE INSURANCE
         Washington Square                  COMPANY, Lender
           Capital, Inc.
         Suite 800
         100 Washington Square
         Minneapolis, Minnesota
           55401-2147
         Attn: Robert G. Riggs
Telephone: (612) 342-7244                   By:_________________________________
Telecopy:  (612) 342-7323                        Title:

                                    ANNEX A

======================================================================================================================
                                                                                                            Commitment
                                                                                                              Period
                                                    Revolving            Term Loan         Percentage       Expiration
                                                   Commitment           Commitment         Percentage           Date
----------------------------------------------------------------------------------------------------------------------
NATIONAL CITY BANK                                   $9,947,001.44        $3,922,572.57      13.3876197%     1/31/97
----------------------------------------------------------------------------------------------------------------------
SOCIETY NATIONAL BANK                                $9,947,001.44        $3,922,572.57      13.3876197%     1/31/97
----------------------------------------------------------------------------------------------------------------------
BANK OF AMERICA                                      $9,236,501.33        $3,642,388.81      12.4313611%     1/31/97
----------------------------------------------------------------------------------------------------------------------
COMERICA BANK                                        $7,957,601.15        $3,138,058.06      10.7100958%      1/31/97
----------------------------------------------------------------------------------------------------------------------
FIRST UNION BANK                                     $5,541,900.80        $2,185,433.29       7.4588167%     1/31/97
----------------------------------------------------------------------------------------------------------------------
THE DAIWA BANK, LIMITED                              $3,978,800.58        $1,569,029.03       5.3550479%     1/31/97
----------------------------------------------------------------------------------------------------------------------
THE FIFTH THIRD BANK                                 $3,978,800.58        $1,569,029.03       5.3550479%     1/31/97
----------------------------------------------------------------------------------------------------------------------
STAR BANK, NATIONAL ASSOCIATION                      $3,978,800.58        $1,569,029.03       5.3550479%     1/31/97
----------------------------------------------------------------------------------------------------------------------
BANK OF AMERICA ILLINOIS (as Assignee                $3,978,800.58        $1,569,029.03       5.3550479%     1/31/97
   of First National Bank of Ohio)
----------------------------------------------------------------------------------------------------------------------
BANK OF AMERICA ILLINOIS (as Assignee                $3,978,800.58        $1,569,029.03       5.3550479%     1/31/97
of Michigan National Bank)
----------------------------------------------------------------------------------------------------------------------
THE BANK OF TOKYO TRUST                              $3,978,800.58        $1,569,029.03       5.3550479%     1/31/97
   COMPANY
----------------------------------------------------------------------------------------------------------------------
FIRST BANK NATIONAL ASSOCIATION                      $3,694,600.53        $1,456,955.53       4.9725445%     1/31/97
----------------------------------------------------------------------------------------------------------------------
NORTHWESTERN NATIONAL LIFE INSURANCE                 $1,846,165.43          $728,030.24       2.4847449%     1/31/97
   COMPANY
----------------------------------------------------------------------------------------------------------------------
NORTHERN LIFE INSURANCE COMPANY                      $1,025,647.46          $404,461.25       1.3804138%     1/31/97
----------------------------------------------------------------------------------------------------------------------
CONFEDERATION LIFE INSURANCE COMPANY                   $615,388.48          $242,676.75       0.8282483%     1/31/97
   (U.S.) IN REHABILITATION
----------------------------------------------------------------------------------------------------------------------
BENEFICIAL STANDARD LIFE INSURANCE                     $615,388.48          $242,676.75       0.8282483%     1/31/97
   COMPANY
----------------------------------------------------------------------------------------------------------------------
      TOTAL                                         $74,300,000.00       $29,300,000.00      100.000000%
----------------------------------------------------------------------------------------------------------------------

                                     ANNEX B

                             [INTENTIONALLY OMITTED]

                       ANNEX C - CERTAIN FINANCIAL REPORTS

                              AND OTHER INFORMATION

                            ANNEX D - EXISTING LOANS

Bank Name                                                            Payment
---------                                                            -------
National City Bank                                               $ 11,485,153.00

Society National Bank                                              11,484,990.90

Bank of America Illinois (Successor in
interest to Continental Bank N.A.)                                 10,664,669.14

Comerica Bank                                                       9,187,992.72

First Union National Bank of
North Carolina                                                      6,398,769.07

First Bank National Association                                     4,265,900.08

The Bank of Tokyo Trust Company                                     4,593,996.36

Bank of America Illinois (as Assignee of
First National Bank of Ohio and as
Assignee of Michigan National Bank)                                 9,187,992.72

Star Bank National Association                                      4,593,996.36

The Fifth Third Bank                                                4,593,996.36

The Daiwa Bank, Limited                                             4,593,996.36

Northwestern National Life Insurance Company                        2,528,186.10

Northern Life Insurance Company                                     1,404,547.82

Beneficial Standard Life Insurance Company                            842,728.70

Confederation Life Insurance Company (U.S.)
in Rehabilitation                                                     842,722.70

                         ANNEX E - BORROWING BASE RATIOS

               Period                                  Ratio
               ------                                  -----
Effective Date through December 31, 1995             1.00 to 1.00

January 1, 1996 through January 31, 1996             1.05 to 1.00

February 1, 1996 through April 30, 1996              1.10 to 1.00

May 1, 1996 through June 30, 1996                    1.15 to 1.00

July 1, 1996 through July 31, 1996                   1.20 to 1.00

August 1, 1996 through August 31, 1996               1.25 to 1.00

September 1, 1996 through October 31, 1996           1.30 to 1.00

November 1, 1996 through November 30, 1996           1.35 to 1.00

December 1, 1996 through January 31, 1997            1.40 to 1.00

                         ANNEX F - EARNINGS BEFORE TAXES

Date                                                                EBT Amount
----                                                                ----------
July 31, 1995                                                       ($1,900,000)

October 31, 1995                                                    ($2,500,000)

January 31, 1996                                                    ($2,200,000)

April 30, 1996                                                      ($2,700,000)

July 31, 1996                                                       ($2,700,000)

October 31, 1996                                                    ($2,300,000)

January 31, 1997                                                    ($1,800,000)

              ANNEX G - BORROWING BASE AUDIT AGREED UPON PROCEDURES